Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RITCHIE BROS. AUCTIONEERS INCORPORATED

TOPAZ MERGERSUB, INC.

IRONPLANET HOLDINGS, INC.

AND

FORTIS ADVISORS LLC, AS THE REPRESENTATIVE OF THE INDEMNIFYING SECURITYHOLDERS

OF IRONPLANET HOLDINGS, INC.

Dated as of August 29, 2016

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EXHIBITS

Exhibit A	-	Form of Stockholder Written Consent
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Optionholder Letter of Transmittal
Exhibit E	-	Form of Stockholder Letter of Transmittal
Exhibit F	-	Form of Company Closing Certificate
Exhibit G	-	Form of Parent Closing Certificate
Exhibit H	-	Form of Securityholder Schedule
Exhibit I	-	Working Capital, IP Cash & Indebtedness Schedule
Exhibit J	-	Form of FIRPTA Certificate
Exhibit K	-	Form of Warrant Holder Consent Agreement

SCHEDULES

Schedule 1.01(a)		Company knowledge persons
Schedule 1.01(b)		Parent knowledge persons

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 29, 2016, is made by and among IRONPLANET HOLDINGS, INC., a Delaware corporation (the “Company”), RITCHIE BROS. AUCTIONEERS INCORPORATED, a company organized under the laws of Canada (the “Parent”), TOPAZ MERGERSUB, INC., a Delaware corporation and wholly-owned Subsidiary of the Parent (the “Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company (the “Representative”), as representative for the Indemnifying Securityholders. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of the Parent, the Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective corporations and stockholders; and

WHEREAS, the respective boards of directors of the Merger Sub and the Company have recommended the adoption of this Agreement by their respective stockholders in accordance with the General Corporation Law of the State of Delaware (“DGCL”).

WHEREAS, prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub written consents of certain Stockholders, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), representing approximately 55% of the issued and outstanding Voting Preferred Stock and 45% of the issued and outstanding Voting Stock of the Company, in favor of this Agreement and each of the transactions contemplated hereby, including the Merger;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, concurrently with the execution of this Agreement, Caterpillar Inc. (“Caterpillar”) has executed an agreement with Parent, pursuant to which Caterpillar and Parent have agreed, contingent upon the consummation of the transactions contemplated by this Agreement, to certain commercial arrangements with respect to Caterpillar, Parent and the acquired entities of the Company in accordance with the terms of such agreement (the “Commercial Arrangements”);

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, concurrently with the execution of this Agreement, certain employees of the Company have executed employment agreements (including confidentiality, non-solicitation and non-competition provisions) with Parent or one of its Affiliates, the effectiveness of which are contingent upon the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

1.01        Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2014 Reorganization Agreement” is defined in Section 5.09(j)(i).

“280G Arrangements” is defined in Section 7.06.

“280G Calculation Date” is defined in Section 7.06.

“280G Calculations” is defined in Section 7.06.

“60-Day Notice Condition” is defined in Section 4.01(n).

“AAS” is defined in Section 5.05.

“Acquisition Proposal” with respect to the Company, shall mean any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company’s products or services in the ordinary course of business consistent with past practice) the business or assets of the Company or any of its Subsidiaries; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than (A) Company Stock issued upon the exercise of Options, (B) Options issued in accordance with the terms of this Agreement, (C) Company Common Stock issued upon conversion of any shares of Company Preferred Stock outstanding as of the date hereof or (D) Company Common Stock or Company Preferred Stock, as the case may be, issued upon exercise of Warrants outstanding as of the date hereof), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than Options issued in accordance with the terms of this Agreement), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company (other than Options issued in accordance with the terms of this Agreement); (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries; (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries; or (e) any combination of the foregoing; provided, however, that the transactions between Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal.

“Advisory Group” is defined in Section 12.13(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

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“Agreement” is defined above in the Preamble.

“Alternative Committed Financing” is defined in Section 8.06(d).

“Associated Rights” is defined in Section 12.17.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive Order to close.

“Cap” is defined in Section 11.01.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Caterpillar” is defined above in the recitals.

“CAT Incentive Shares” means shares of Company Stock, if any, issuable pursuant to the 2014 Reorganization Agreement as a result of the transactions contemplated by this Agreement.

“Certificate of Merger” means the certificate of merger in the form of Exhibit B.

“Certificates” means certificates which, immediately prior to the Closing, (i) represented shares of Company Stock or (ii) formerly represented shares of IronPlanet, Inc., a wholly-owned Subsidiary of the Company, which remain unexchanged for certificates representing shares of Company Stock.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) CFIUS has issued a written notice that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA, with respect to the transactions contemplated by this Agreement, and has terminated all action under the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

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“Claim” means any claim, demand, cause of action, investigation, inquiry, suit, action, charge or legal, administrative, arbitrative or other proceeding.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Closing Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of the Closing Reference Time, plus (iii) the amount of IP Cash as of the Closing Reference Time, minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, plus (vi) the aggregate exercise price of all Vested Options, plus (vii) the aggregate exercise price of all Warrants, minus (viii) the Company Portion of Unvested Option Value, minus (ix) the Representative Holdback Amount, minus (x) all Transaction Expenses, minus (xi) the Indemnification Escrow Amount, minus (xii) any “success fees” or bonuses, or “single trigger” severance payments payable to employees of the Company or any of its Subsidiaries arising solely from or otherwise triggered solely by the Closing of the transactions contemplated hereby as a result of termination (on or prior to the Closing) of such employees by the Company or payable to employees of the Company or any of its Subsidiaries who have delivered notice (on or prior to the Closing) of an intention to terminate their employment pursuant to “Good Reason” under the applicable employee’s employment agreement (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries, other than, in any such case, performance in connection with the transactions contemplated hereby) (including, in the case of this clause (xii), the employer portion of any social security or Medicare Tax attributable to such payments); provided, that, this clause (xii) shall not include severance payments to employees in connection with termination of an employee’s employment resulting from Parent’s notice to an employee that (A) the employee will not continue in employment with Parent and its Affiliates following the Closing, (B) the employee will continue in employment with Parent and its Affiliates solely for a defined temporary transitional period following the Closing or (C) would otherwise constitute “Good Reason” under the applicable employee’s employment agreement, minus (xiii) the employer portion of any social security or Medicare Tax resulting from the consideration payable in respect of Vested Options pursuant to this Agreement. For the avoidance of doubt, no items included in the definitions of IP Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Proceeds hereunder.

“Closing Reference Stock Price” means the volume-weighted average trading price of Parent Common Stock on the New York Stock Exchange for the five (5) trading days ending on (and inclusive of) the trading day that is the third full trading day prior to (and not inclusive of) the Closing Date.

“Closing Reference Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Statement” is defined in Section 3.03(b).

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“Closing Working Capital” means Working Capital as of the Closing Reference Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Arrangements” is defined in the Recitals

“Committed Financing” is defined in Section 6.09(a).

“Committed Financing Sources” means the Persons that have committed to provide, are arrangers, initial purchasers, underwriters, agents, lenders or other entities under or with respect to, or otherwise entered into agreements in connection with, the Debt Commitment Letter, including any Alternative Committed Financing in connection with the Merger if obtained as contemplated by Section 8.06(d), and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, controlling persons and representatives involved in the Financing and their successors and assigns.

“Company” is defined above in the Preamble.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Documents” is defined in Section 5.03(a).

“Company Governance Documents” is defined in Section 5.01.

“Company Group” is defined in Section 12.17.

“Company Intellectual Property” is defined in Section 5.11(a).

“Company Portion of Unvested Option Value” means an amount equal to (i) the Unvested Option Value, minus (ii) the lesser of (A) an amount equal to (1) the Unvested Option Value, multiplied by (2) 0.5, or (B) $8,500,000.

“Company Preferred Stock” means the Voting Preferred Stock and Non-Voting Preferred Stock.

“Company Representatives” is defined in Section 7.08(a).

“Company Securityholders” means, the holders of all of the issued and outstanding Company Stock, together with the holders of all other issued and outstanding equity interests of the Company, including securities convertible into, or exercisable or exchangeable for, securities of the Company, including Options and Warrants.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

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“Compliant” means, with respect to the Financing Information and without giving effect to any supplements or updates thereto other than supplements and updates delivered by the Company prior to the commencement of the Marketing Period, that (i) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary, in each case with respect to the Company or its Subsidiaries, in order to make such Financing Information, in the light of the circumstances under which the statements contained in the Financing Information are made, not misleading, and (ii) if the Financing includes an offering of debt securities of Parent or any of its Subsidiaries, the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient and sufficiently current to permit (A) a registration statement on Form S-3 of Parent for financing consisting of debt securities to finance, in part, the payments contemplated by this Agreement in connection with the Merger, that includes such financial statements and financial information to be declared effective by the SEC on or before the last day of the Marketing Period (it being understood that if the offering of debt securities will be conducted as a private placement and not as a registered offering then such financial statements and other financial information shall not be required to include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act (provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics (including such data as reasonably necessary to present such metrics on a pro forma basis giving effect to the transactions contemplated by this Agreement) of non-guarantor subsidiaries and of any unrestricted subsidiaries shall be provided), Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering), and (B) the Financing Sources to receive customary comfort letters from the independent auditors of the Company, AAS and Kruse on the financial statements and financial information included in the Financing Information and contained in the offering memorandum, prospectus or prospectus supplement for such offering of debt securities, including customary negative assurance comfort with respect to the period following the end of the latest fiscal year or fiscal quarter of the Company for which historical financial statements of the Company are included in the Financing Information and prior to the comfort letter cut-off date and customary pro forma financial statement comfort, and the independent auditors of the Company, AAS and Kruse have delivered drafts of such comfort letters in customary form and indicated that, upon completion of customary procedures, they are prepared to deliver the executed comfort letters in such customary form upon any pricing and closing of such offering of debt securities during the Marketing Period. If the Company in good faith reasonably believes that it has delivered the Financing Information to Parent that is Compliant, the Company may deliver to Parent a written notice to that effect (stating when the Company believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Financing Information that is Compliant as of the date of delivery of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of such Financing Information and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Financing Information the Company has not delivered or which is not Compliant).

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“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated July 6, 2015, by and between Parent and the Company.

“Consenting Securityholder” is defined in Section 12.10(a).

“Continuing Employees” is defined in Section 8.05.

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which a Person is a party or by which a Person is bound or affected or to which any of its properties or assets is subject.

“Controls” is defined in Section 5.05.

“Covered Employees” is defined in Section 5.23(a).

“D&O Indemnitees” is defined in Section 8.01(a).

“D&O Tail Policies” is defined in Section 8.01(b).

“DDTC” is the Directorate of Defense Trade Controls of the U.S. Department of State.

“Debt Commitment Letter” is defined in Section 6.09(a).

“Debt Fee Letters” is defined in Section 6.09(a).

“Deductible” is defined in Section 11.01.

“DGCL” is defined in the recitals.

“Disclosure Schedules” is defined in Article V.

“Dissenting Shares” is defined in Section 2.06(a).

“DOJ” means the United States Department of Justice.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all rules and regulations thereunder, including as codified at 31 C.F.R. Part 800 et seq.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Time” is defined in Section 2.01(b).

“End Date” is defined in Section 9.01(d).

“Enterprise Value” means seven hundred fifty million dollars ($750,000,000).

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“Environmental Claim” means any administrative, regulatory or judicial action, suit, order, claim, demand, directive, Lien, investigation, proceeding, notice or request by or from any Governmental Body or any other person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, the environment or the protection of human health from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes.

“Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, Order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means SunTrust Bank or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit C.

“Estimated Closing Proceeds” is defined in Section 3.03(a).

“Exercisable Shares” is defined in Section 2.04(a)(ii).

“FCPA” is defined in Section 5.21(e).

“Final Securityholder Schedule” is defined in Section 5.04(e).

“Financial Statements” is defined in Section 5.05.

“Financing” is defined in Section 8.06(a).

“Financing Agreement” is defined in Section 8.06(a)(i).

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“Financing Information” means (a) audited consolidated balance sheets of the Company as of the end of the two (2) most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date and the consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for the three (3) most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date, (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive loss and cash flows of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (but not including the fourth fiscal quarter of any fiscal year) and unaudited corresponding financial statements for the same fiscal quarters in the preceding fiscal year (which have, in each case, been reviewed in accordance with SAS 100), (c) all other financial statements, financial data and other financial or operating information regarding the Company and its Subsidiaries (i) in the event that the Financing includes a registered public offering of debt securities by Parent on Form S-3, that are required by the Securities Act (including Regulations S-K and S-X thereunder and other accounting rules and regulations of the SEC) for inclusion in such registration statement, prospectus or prospectus supplement with respect to such debt securities of Parent, (ii) that are customarily included in offering documents and syndication materials used to syndicate credit facilities of the type to be included in the Financing and (iii) in the event that the Financing includes a Rule 144A private placement of debt securities by Parent or any of its Subsidiaries, that are customarily included in offering documents used in private placements of securities under Rule 144A of the Securities Act (it being understood that none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act (provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics (including such data as reasonably necessary to present such metrics on a pro forma basis giving effect to the transactions contemplated by this Agreement) of non-guarantor subsidiaries and of any unrestricted subsidiaries shall be provided), Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering, and (d) the financial information of the Company and its Subsidiaries necessary for Parent to prepare any pro forma financial statements for the historical periods required by SEC Regulation S-X to the extent reasonably requested by the Financing Sources.

“Financing Sources” means the Committed Financing Sources and any Persons that have committed to provide, are arrangers, initial purchasers, underwriters, agents lenders or other entities under or with respect to, or otherwise entered into agreements in connection with any Financing other than the Committed Financing or Alternative Committed Financing, together with their Affiliates, officers, directors, employees, controlling persons and representatives involved in the Financing and their successors and assigns.

“Foreign Plan” is defined in Section 5.15(k).

“Foreign Public Official” means any (i) officer, employee or representative acting in the capacity as such of any foreign Governmental Body; (ii) officer, employee or representative acting in the capacity as such of any commercial enterprise or entity that is owned or controlled by a foreign Governmental Body; (iii) officer, employee or representative acting in the capacity as such of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) Person acting in an official capacity for any foreign Governmental Body, enterprise or organization identified above; and (v) foreign political party, foreign political party official or candidate for foreign political office.

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“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties set forth in Section 5.04, Section 5.05 and Section 5.06.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Materials” means material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law; or (ii) can form the basis of any liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, as of a given time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees and reimbursements), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and deferred rent, (iv) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) the amount of Capital Lease Obligations; (vi) any deferred purchase price liabilities related to past acquisitions of the Company and any of its Subsidiaries, (vii) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (i) through (vi), (viii) liabilities related to deposits or advance payments from buyers, and (ix) current liabilities net of refundable prepayments of the Company or any of its Subsidiaries in respect of income Taxes; provided, that “Indebtedness” shall not include any such liabilities or obligations between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiary of the Company and another wholly-owned Subsidiary of the Company.

“Indemnification Escrow Account” is defined in Section 3.02(e).

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“Indemnification Escrow Amount” means an amount equal to thirty million dollars ($30,000,000).

“Indemnification Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnification Escrow Account pursuant to the Escrow Agreement.

“Indemnifying Securityholders” is defined in Section 11.04(a).

“Indemnity Allocation Percentage” means, as to any Indemnifying Securityholder that has received any portion of the Merger Consideration, a fraction, (i) the numerator of which is the number of shares of Company Stock (for the avoidance of doubt, including the CAT Incentive Shares and all other shares of Company Stock issuable as a result of, on or at the Effective Time, if any), plus the number of shares of Company Stock issuable upon exercise of Vested Options, plus the number of shares of Company Stock issuable in respect of Warrants, in each case held by such Indemnifying Securityholder immediately prior to the Effective Time, and (ii) the denominator of which is the total number of shares of Company Stock (for the avoidance of doubt, including the CAT Incentive Shares and all other shares of Company Stock issuable as a result of, on or at the Effective Time, if any), plus the total number of shares of Company Stock issuable upon exercise of Vested Options, plus the number of shares of Company Stock issuable in respect of Warrants, in each case held by all Indemnifying Securityholders immediately prior to the Effective Time.

“Independent Firm” is defined in Section 3.03(d).

“Information Statement” is defined in Section 7.02(b).

“Initial Securityholder Schedule” is defined in Section 5.04(e).

“Insurance Policies” is defined in Section 5.16.

“Intellectual Property” shall mean all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iii) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (iv) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (v) rights of publicity, privacy, and rights to personal information, (vi) moral rights and rights of attribution and integrity, (vii) social media addresses and accounts and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third-party website; (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

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“Investors’ Rights Agreement” means that certain Investors’ Rights Agreement dated April 1, 2015, by and among the Company and each Person whose name appears on the signature pages thereto or who otherwise thereafter became a party to such agreement.

“IP Cash” means, as of a given time, an amount equal to (i) the aggregate amount of all cash and cash equivalents of the Company or any of its Subsidiaries, determined in accordance with GAAP, including all restricted cash segregated for seller proceeds to the extent such amounts are included in Seller Cash, and excluding (A) Seller Cash, (B) cash segregated for letters of credit relating to customer Contracts (other than short-term letters of credit) and (C) any other amounts that are contractually or otherwise restricted and not freely available to the Company for its use (it being agreed, however, that to the extent such an amount is included in Indebtedness (including any liabilities related to deposits or advance payments from buyers included in Indebtedness), the amount shall not be excluded from IP Cash pursuant to this clause (C), notwithstanding such restriction), plus (ii) to the extent not already reflected in cash and cash equivalents, all un-cleared deposits of the Company and its Subsidiaries outstanding less (iii) to the extent not already reflected in cash and cash equivalents all un-cleared checks or withdrawals of the Company and the Subsidiaries outstanding.

“IRS” means the United States Internal Revenue Service or any successor agency.

“ITAR” means the International Traffic in Arms Regulations.

“ITAR 60-Day Notice” means notification required under Section 122.4(b) of the ITAR for any intended sale or transfer to a foreign Person of ownership or control of any entity registered under the ITAR with respect to the Merger and the other transactions contemplated hereby.

“knowledge” means, (i) with respect to the Company, the actual knowledge of the persons listed on Schedule 1.01(a), provided that if any employee that is a direct report of any such person would reasonably be expected to have knowledge of the particular matter subject to the applicable knowledge or similar qualification, such person shall make a reasonable inquiry of such direct report with respect to such matter and (ii) with respect to Parent, the actual knowledge of the persons listed on Schedule 1.01(b), provided that if any employee that is a direct report of any such person would reasonably be expected to have knowledge of the particular matter subject to the applicable knowledge or similar qualification, such person shall make a reasonable inquiry of such direct report with respect to such matter.

“Kruse” is defined in Section 5.05.

“Latest Balance Sheet” is defined in Section 5.05.

“Law” means any law (including common law), rule, regulation, judgment, Order, decree, or other pronouncement having the effect of law of any Governmental Body.

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“Liens” means any liens, statutory liens, pledges, mortgages, security interests, charges, easements, rights of way, covenants, claims, restrictions, rights, options, conditional sale or other title retention agreements or encumbrances of any kind or nature.

“Losses” is defined in Section 11.01.

“made available” means with respect to documents and other diligence materials made available to Parent, those documents to the extent of which copies were made available in the electronic data room established for the purposes of the Merger, but excludes any documents uploaded to such electronic data room prior to the date of this Agreement.

“Marketing Period” means a period of at least fifteen (15) consecutive Business Days commencing after the later of (x) Parent’s receipt of the Financing Information that is Compliant and (y) the satisfaction or waiver (to the extent permitted hereunder or by applicable Law) of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, provided that nothing has occurred and no condition or state of facts exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled at any time during such fifteen (15) consecutive Business Day period); provided, that: (1) (A) such fifteen (15) consecutive Business Day period shall exclude November 24, 2016 and November 25, 2016 and (B) if such fifteen (15) consecutive Business Day period has not ended prior to December 17, 2016, then such period shall not commence until on or after January 5, 2017; (2) the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated; (3) the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, the accounting firms that audited the audited financial statements included in the Financing Information shall have withdrawn its audit opinion with respect to such audited financial statements, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by such accounting firm or another independent accounting firm reasonably acceptable to Parent, (B) the Financing Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period, in which case a new fifteen (15) consecutive Business Day period shall commence upon the Parent receiving updated Financing Information that would be Compliant and provided that the requirement in clause (y) above would be satisfied on the first day, throughout and on the last day of such new fifteen (15) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Financing Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until such Financing Information is Compliant) or (C) the Company has stated their intent to, or determines to, restate any financial statements included in the Financing Information or any such restatement is under consideration, or otherwise states or determines that any financial statements included in the Financing Information can no longer be relied upon, and in each such case, the Marketing Period shall not commence unless and until either such restatement has been completed and the applicable Financing Information has been amended and updated or, for a restatement under consideration, if the Company has determined that such a restatement is not required, or for a non-reliance that the applicable Financing Information has been amended and updated such that it can then be relied upon.

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“Material Adverse Change” means any change, effect or circumstance (a) that is, or would reasonably be expected to be, materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any effect resulting or arising from: (i) any change in any Law or GAAP (or authoritative interpretations of GAAP); (ii) any change in interest rates or general economic conditions (including currency fluctuations, changes in the price of gas, oil or other natural resources and any adverse development regarding the European Union, its member states (including member states leaving the European Union) and the Eurozone (including one or more member states leaving or forced to leave the Eurozone)); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein (including as to the identity of the parties hereto); (v) any action taken with the express prior consent of the Parent (including those actions taken which are expressly required or expressly permitted by this Agreement); (vi) any national or international political event or occurrence, including acts of war or terrorism, pandemics or natural disasters (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world, (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of any such failure or decline may be considered in determining whether a Material Adverse Change has occurred to the extent not otherwise excluded by another exception herein) and (viii)  changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (vi) and (viii), if such effect disproportionately and negatively affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Material Adverse Impact” is defined in Section 10.02(c).

“Material Contract” is defined in Section 5.10.

“Material Customer” is defined in Section 5.24.

“Merger” is defined in Section 2.01(a).

“Merger Consideration” means, together, the Stockholders’ Merger Consideration, the Optionholders’ Merger Consideration and the Warrant Holders’ Merger Consideration.

“Merger Sub” is defined above in the Preamble.

“New Debt Commitment Letter” is defined in Section 8.06(d).

“Non-Voting Preferred Stock” means the Company’s Series A-1 Preferred Stock.

“Objection Notice” is defined in Section 3.03(d).

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Option Exchange Ratio” is defined in Section 2.04(b).

“Optionholder” means a holder of an Option.

“Optionholder Letter of Transmittal” means a letter of transmittal in the form of Exhibit D.

“Optionholders’ Merger Consideration” means, collectively, the Vested Optionholders’ Merger Consideration and the Unvested Optionholders’ Merger Consideration.

“Options” means all options to acquire shares of Company Stock which are outstanding as of immediately prior to the Effective Time (whether or not exercisable).

“Order” shall mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person or its property.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body.

“Parent” is defined above in the Preamble.

“Parent Adjustment Amount” is defined in Section 3.03(g)(i).

“Parent Common Stock” means the common shares, no par value, of Parent.

“Parent Documents” is defined in Section 6.01.

“Parent Indemnified Parties” is defined in Section 11.01.

“Parent Parties Group” is defined in Section 12.17.

“Parent Plans” is defined in Section 8.05.

“Paying Agent” is defined in Section 2.03.

“Pension Plans” is defined in Section 5.15(a).

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

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“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iii) statutory, landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iv) Liens set forth on the Permitted Liens Section of the Disclosure Schedule; (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which is not material; (vi) easements, rights, covenants, conditions and restrictions of record and; (vii) non-exclusive licenses entered into in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Plans” is defined in Section 5.15(a).

“Protected Communications” is defined in Section 12.17.

“Purchase Price Adjustments” is defined in Section 3.03(g)(ii).

“Purchase Price Adjustments Collar” shall mean an amount equal to fifty thousand dollars ($50,000).

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Representative” is defined above in the Preamble.

“Representative Group” is defined in Section 12.13(b).

“Representative Holdback Amount” means an amount equal to five million dollars ($5,000,000).

“Restrictive Covenant” means any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation.

“Retained Per Share Portion” means a fraction, the numerator of which is one (1), and the denominator of which is the sum of (i) the total number of shares of Company Stock issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, (A) excluding Company Stock held by the Company as treasury stock or held by the Merger Sub, and (B) including the CAT Incentive Shares and all other shares of Company Stock issuable as a result of, on or at the Effective Time), plus (ii) the number of shares of Company Stock issuable upon exercise of all Vested Options, plus (iii) the number of shares of Company Stock issuable upon exercise of all Warrants outstanding immediately prior to the Effective Time.

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“Sanctioned Person” means any Person that is the target of Sanctions by virtue of being any of the following or a different condition having the same implications (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Territory, or (c) any Person 50% or more owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited to those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” is defined in Section 7.06.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Adjustment Amount” is defined in Section 3.03(g)(ii).

“Seller Cash” means, as of a given time cash proceeds from products sold at auction and collected from buyers by the Company and/or its Subsidiaries, which are temporarily held by the Company and/or its Subsidiaries and payable to the seller in the auction transaction, net of transaction fees due to the Company and/or its Subsidiaries, whether or not the cash is classified on the consolidated balance sheet as cash or restricted cash.

“Seller Related Party” means the Company and the Indemnifying Securityholders and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.00001 per share, of the Company.

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“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.00001 per share, of the Company.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.00001 per share, of the Company.

“Software” means computer programs (whether in source code, object code or other form) and all documentation, including user manuals and training manuals, related to any of the foregoing.

“Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (iii) such Person and its Subsidiaries, taken as a whole, do not have debts, including current obligations, beyond their ability to pay such debts as they mature in the ordinary course of business.

“Stockholder” means each holder of a Certificate representing Company Stock.

“Stockholder Approval” is defined in Section 5.03(b).

“Stockholder Letter of Transmittal” means a letter of transmittal in the form of Exhibit E.

“Stockholder Written Consent” is defined above in the recitals.

“Stockholders’ Closing Consideration” is defined in Section 2.02(a).

“Stockholders’ Merger Consideration” is defined in Section 2.02(a).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Subsidiary Governance Documents” is defined in Section 5.02.

“Surviving Corporation” is defined in Section 2.01(a).

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“Target Working Capital” means ten million dollars ($10,000,000).

“Tax” means all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, withholding, employment, social security, payroll taxes, severance, transfer, conveyance, documentary, stamp, property, inventory, value added, alternative, environmental, customs duties, minimum tax, estimated and any other tax, fee, charge, levy, excise, duty or assessment, to the extent the foregoing are in the nature of a tax, together with any interest and penalties, and other additional amounts, relating thereto that may be imposed by any Governmental Body.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Warranty Period” is defined in Section 5.09(a).

“Third-Party Claim” is defined in Section 11.04(a).

“Trade Control Laws” means those Laws regulating the export, reexport, transfer, disclosure or provision of commodities, Software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including, without limitation: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); regulations, orders and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); U.S. and non-U.S. customs Laws; and any other export controls, customs, and economic sanctions Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent applicable and to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing Reference Time, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company prior to Closing in connection with this Agreement and in connection with other acquisitions (but, with respect to such other acquisitions, to the extent incurred prior to the date hereof) or financings including the Company’s initial public offering, (ii) all fees payable by the Company or any of its Subsidiaries to any Company Securityholder or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise and (iii) one hundred percent (100%) of the premium for the D&O Tail Policies as set forth in Section 8.01. The foregoing notwithstanding, expenses and costs as to which the Company is entitled to reimbursement under Section 7.08 shall not constitute Transaction Expenses.

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“Transfer Taxes” means any and all transfer Taxes of the Company or any of its Subsidiaries (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization, transfer, conveyance and similar transfer Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Uncertificated Stock” is defined in Section 2.03.

“Unvested Option” is defined in Section 2.04(b).

“Unvested Option Value” means an amount equal to (i) (A) the number of shares of Company Common Stock that were subject to Unvested Options outstanding immediately prior to the Effective Time and entitled at the Effective Time to receive Unvested Optionholders’ Merger Consideration pursuant to Section 2.04(b) hereof multiplied by (B) the sum of (1) the Retained Per Share Portion of the Estimated Closing Proceeds, plus (2) the Retained Per Share Portion of the Indemnification Escrow Amount, plus (3) the Retained Per Share Portion of the Representative Holdback Amount, minus (ii) the aggregate exercise price of all Unvested Options outstanding immediately prior to the Effective Time, where, for purposes of this calculation, the value of the Retained Per Share Portion of the Estimated Closing Proceeds equals an amount such that the Estimated Closing Proceeds, after giving effect to the deduction of the Company Portion of Unvested Option Value in accordance with the terms hereof, is the product of the Retained Per Share Portion of Estimated Closing Proceeds multiplied by the denominator used in the definition of “the Retained Per Share Portion.”

“Unvested Optionholders’ Merger Consideration” is defined in Section 2.04(b).

“Vested Option” is defined in Section 2.04(a)(ii).

“Vested Optionholder” means each holder of a Vested Option.

“Vested Optionholders’ Closing Consideration” is defined in Section 2.04(a)(ii).

“Vested Optionholders’ Merger Consideration” is defined in Section 2.04(a)(ii).

“Voting Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

“Voting Stock” means the Voting Preferred Stock and the Company Common Stock.

“Waived Benefits” is defined in Section 7.06.

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“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“Warrant Closing Payment” means a cash amount equal to the product of (i) the number of shares of Company Stock for which a Warrant is exercisable and (ii) the excess of the Retained Per Share Portion of the Estimated Closing Proceeds over the per share exercise price of such Warrant.

“Warrant Holder” means a holder of a Warrant.

“Warrant Holder Consent Agreement” is defined in Section 2.05.

“Warrant Holders’ Merger Consideration” is defined in Section 2.05.

“Warrants” shall mean all warrants to purchase shares of the Company’s Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as set forth in the Initial Securityholder Schedule, and updated in the Final Securityholder Schedule.

“Welfare Plans” is defined in Section 5.15(a).

“Working Capital” means (A) the Company’s consolidated total current assets (as defined by and determined in accordance with GAAP, consistent with the Company’s past practices), excluding IP Cash, deferred initial public offering costs, the current portion of deferred financing costs and any current and deferred income Tax assets, but including the VAT receivable from Italy (presently included in long term assets), less (B) the Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP, consistent with the Company’s past practices), excluding current liabilities relating to Indebtedness (net of the current portion of any deferred financing costs), and any current or deferred income Tax liabilities, but including (i) liabilities related to refunds payable to buyers on collapsed sales and (ii) liabilities in respect of customer obligations to pay sales Taxes which the Company or any of its Subsidiaries is obligated to remit to the extent such sales Taxes amounts are uncollected from customers. A reference calculation of Working Capital, IP Cash and Indebtedness at June 30, 2016 is attached as Exhibit I.

1.02        Other Definitional Provisions.

(a)          Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition of such term set forth in this Agreement will control.

(b)          “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

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(d)          “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e)          Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f)          Internal References. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(g)          Gender. References herein to any gender shall include each other gender.

(h)          Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(i)          Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(j)          Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(k)          Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(l)          Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(m)          Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(n)          “Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement shall be in United States dollars.

Article II

THE MERGER

2.01        The Merger.

(a)          At the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

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(b)          The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is mutually agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c)          From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under the DGCL.

2.02        Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)          Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive in cash only the sum of the following: (i) the Retained Per Share Portion of the Estimated Closing Proceeds, payable to the holder thereof in accordance with the procedures set forth in Section 2.03, (ii)  the Retained Per Share Portion of any Indemnification Escrow Funds distributed to the Representative or to the Paying Agent at the Representative’s direction (on behalf of the Indemnifying Securityholders) pursuant to the terms of the Escrow Agreement, but subject to Section 12.13, (iii) the Retained Per Share Portion of any Purchase Price Adjustment distributed to the Paying Agent (on behalf of the Indemnifying Securityholders) pursuant to Section 3.03, but subject to Section 12.13, and (iv) the Retained Per Share Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Indemnifying Securityholders) pursuant to Section 12.13(a). The aggregate consideration to which holders of Company Stock become entitled pursuant to this Section 2.02(a) is referred to herein as the “Stockholders’ Merger Consideration” and the portion of the Merger Consideration payable solely with respect to clause (i) of this Section 2.02(a) is referred to herein as the “Stockholders’ Closing Consideration”.

(b)          Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock, by any Subsidiary of the Company or by the Merger Sub shall be canceled, and no payment shall be made with respect thereto.

(c)          Each share of the Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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2.03        Exchange of Certificates; Lost Certificates; Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent (the “Paying Agent”) for the purpose of effecting the exchange of cash for Certificates which are converted into the right to receive payment pursuant to Section 2.02. Prior to the Effective Time, the Paying Agent (or if agreed by the Company, the Company) will send to the holders of Company Stock, the Stockholder Letter of Transmittal. At or after the Effective Time, each Stockholder shall surrender to the Paying Agent Certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Stockholder Letter of Transmittal, representing (i) the number of shares of Company Stock held by such holder or (ii) the number of shares of Company Stock represented by the Certificates held by such holder which formerly represented shares of stock of IronPlanet, Inc.. On the Closing Date or, with respect to any Certificates that have not been surrendered to the Paying Agent on the Closing Date, within two (2) Business Day after surrender of such Certificates, the Paying Agent shall pay each Stockholder who has surrendered his, her or its Certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Stockholder Letter of Transmittal, the amount of cash to which he, she or it is entitled under Section 2.02. Surrendered Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Stockholders’ Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.02, and neither the Paying Agent nor the Surviving Corporation shall be required to pay the holder thereof the amount of cash to which he, she or it would otherwise have been entitled. Notwithstanding the foregoing, if any shares of Company Stock are held by a Stockholder in book entry form (“Uncertificated Stock”), the surrender of physical Certificates by the Stockholder shall not be required by the Paying Agent in order to receive the consideration to which he, she or it is entitled under Section 2.02. At Closing, the Uncertificated Stock will automatically be converted into the right to payment pursuant to Section 2.02 and shall forthwith be canceled. Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Paying Agent and the Representative, against any Claim that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Stockholders’ Merger Consideration to be paid in respect of the share(s) of Company Stock represented by such Certificate, in the amounts, at the times, and in the manner contemplated by this Article II. Notwithstanding anything to the contrary, the Paying Agent shall not be liable to any Stockholder for Stockholders’ Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

2.04        Options. Prior to the Effective Time, the Company shall take all necessary and appropriate actions to authorize and effect the treatment of Options set forth in this Section 2.04.

(a)          Vested Options.

(i)          The Company shall impose a blackout period in connection with the exercise of Options that is effective beginning not later than the fifth (5th) Business Day prior to the Closing Date.

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(ii)         As of the Effective Time, each then-outstanding Option or portion thereof that is vested and exercisable at that time (each, a “Vested Option”) shall, subject to paragraphs (iii) and (iv) below, be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (1) the excess of the Retained Per Share Portion of the Estimated Closing Proceeds over the applicable exercise price per share of such Vested Option, multiplied by (2) the number of shares of Company Stock such holder could have purchased if such holder had exercised such Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time (the “Exercisable Shares”), which amount shall be payable to the holder thereof at, or as soon as practicable following, the Closing; (B) an amount in cash equal to the product of (1) the Retained Per Share Portion of the Indemnification Escrow Funds distributed to the Paying Agent (on behalf of the Indemnifying Securityholders) pursuant to the Escrow Agreement, but subject to Section 12.13, multiplied by (2) the number of Exercisable Shares of such Vested Optionholder; (C) an amount in cash equal to the product of (1) the Retained Per Share Portion of any Purchase Price Adjustments distributed to the Paying Agent (on behalf of the Indemnifying Securityholders) pursuant to Section 3.03, but subject to Section 12.13, multiplied by (2) the number of Exercisable Shares of such Vested Optionholder; and (D) an amount in cash equal to the product of (1) the Retained Per Share Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Indemnifying Securityholders) pursuant to Section 12.13(a), multiplied by (2) the number of Exercisable Shares of such Vested Optionholder. The aggregate consideration to which holders of Vested Options become entitled pursuant to this Section 2.04(a)(ii) is collectively referred to herein as the “Vested Optionholders’ Merger Consideration” and the portion of the Vested Optionholders’ Merger Consideration payable solely with respect to clause (A) of this Section 2.04(a)(ii) is referred to herein as the “Vested Optionholders’ Closing Consideration.” For the purposes of reporting compensation income and calculating the applicable income and employment tax withholding with respect to the payments made pursuant to this Section 2.04(a)(ii), the applicable information reporting and the timing and amounts subject to income and employment tax withholding shall be based upon the amounts actually payable to the applicable holders of the Vested Options.

(iii)        As promptly as reasonably practicable after the Effective Time, but in no event later than the date that is ten (10) Business Days following the Effective Time, Parent shall or shall cause the Surviving Corporation to distribute to each holder of a Vested Option as of the Effective Time (A) an Optionholder Letter of Transmittal that includes a completed option table for the Vested Options held by such holder and (B) instructions for use in effecting the surrender of all rights in and to the Company Common Stock subject to each Vested Option held by the holder thereof in exchange for payment of the applicable portion of the Vested Optionholders’ Merger Consideration, which payment is conditioned upon the execution and delivery of such letter of transmittal by the Vested Optionholder thereof in accordance with the instructions therein. After the Effective Time, as soon as reasonably practicable after receipt by Parent or the Surviving Corporation of such duly executed Optionholder Letter of Transmittal and in exchange therefor, the Surviving Corporation shall or shall direct its payroll agent to, in accordance with its customary payroll practices, in exchange for such duly executed and delivered Optionholder Letter of Transmittal, pay amounts due with respect to each such Vested Option so surrendered, but without interest; provided that, such payment shall not be made prior to seven (7) days after the Effective Time or later than the date that is ten (10) Business Days following the receipt of such executed Optionholder Letter of Transmittal.

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(iv)        Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that, from and after the Effective Time, each holder of a Vested Option as to which the Retained Per Share Portion of the Estimated Closing Proceeds does not exceed the applicable exercise price per share of such Vested Option shall be entitled to receive no consideration in respect of the cancellation thereof or otherwise.

(b)          Unvested Options. At the Effective Time, each Option outstanding immediately prior to the Effective Time which is not a Vested Option (each, an “Unvested Option”) will, (i) with respect to Unvested Options outstanding on the date hereof, on the same terms and conditions (including vesting and vesting acceleration provisions) as are applicable to such Unvested Option immediately prior to the Effective Time and (ii) with respect to Unvested Options granted after the date hereof, on the same terms and conditions (including vesting and vesting acceleration provisions) as are applicable to such Unvested Options immediately prior to the Effective Time, automatically be converted into an option to acquire, the number of shares of Parent Common Stock determined by multiplying the number of shares of Company Stock subject to the Unvested Option immediately prior to the Effective Time by a fraction, the numerator of which shall equal the sum of the Retained Per Share Portion of the Estimated Closing Proceeds, plus the Retained Per Share Portion of the Indemnification Escrow Funds, plus the Retained Per Share Portion of any portion of the Representative Holdback Amount, and the denominator of which shall be the Closing Reference Stock Price (the “Option Exchange Ratio”) (with the result rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the per share exercise price for the shares of Company Stock otherwise purchasable pursuant to such Unvested Option divided by the Option Exchange Ratio, rounded up to the nearest whole cent (such Options, the “Unvested Optionholders’ Merger Consideration”). The assumption described in this Section 2.04(b) shall be effected in a manner consistent with the requirements of Section 424 of the Code, as applicable, and Section 409A of the Code.

(c)          The Surviving Corporation shall act as paying agent in effecting the payment of the Vested Optionholders’ Closing Consideration through the Surviving Corporation’s payroll system in accordance with the last sentence of Section 2.04(a)(iii). The Surviving Corporation (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.04) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.04 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law and shall make payments pursuant to this Section 2.04 to Vested Optionholders in compliance with Section 409A of the Code. To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Tax authority in accordance with applicable law and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Optionholder on behalf of whom such deduction and withholding was made.

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2.05        Warrants. Copies of all agreements and instruments related to the Warrants, as in effect as of the date hereof, have been made available or provided to Parent. As a result of the execution and delivery of an agreement between each holder of Warrants and the Company in the form of Exhibit K hereto (each, a “Warrant Holder Consent Agreement”), each of the Warrants shall, at the Effective Time, be terminated in exchange for payment of (a) the Warrant Closing Payment applicable to such Warrant, plus (b) the Retained Per Share Portion of any Indemnification Escrow Funds distributed to the Paying Agent (on behalf of the Indemnifying Securityholders) pursuant to the terms of the Escrow Agreement, but subject to Section 12.13, (c) the Retained Per Share Portion of any Purchase Price Adjustment distributed to the Paying Agent (on behalf of the Indemnifying Securityholders) pursuant to Section 3.03, but subject to Section 12.13, and (d) the Retained Per Share Portion of any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative (on behalf of the Indemnifying Securityholders) pursuant to Section 12.13(a). The aggregate consideration to which holders of Company Stock become entitled pursuant to this Section 2.05 is referred to herein as the “Warrant Holders’ Merger Consideration.”

2.06        Dissenting Holders.

(a)          Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock issued and outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of, or provided written consent to, the Agreement and the Merger and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for Company Stock set forth in Section 2.02, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(b)          Notwithstanding the provisions of Section 2.06(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares in accordance with Section 2.03, the consideration for such shares set forth in Section 2.02, without interest, subject to the applicable portion of the Indemnification Escrow Amount and the Representative Holdback Amount with respect to such shares.

(c)          The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer (such consent not to be unreasonably withheld, delayed or conditioned).

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(d)          Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares in excess of the amount that would otherwise be payable pursuant to Section 2.02 for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall be entitled to indemnification as Losses as set forth in Article XI hereof as an inaccuracy in Section 5.04.

2.07        Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated pursuant to the terms set forth in the Certificate of Merger (which shall include provisions related to indemnification, exculpation and advancement of expenses identical to those set forth in the certificate of incorporation of the Company as in effect immediately prior to the Effective Time), and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

2.08        Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that the title thereof shall read “Bylaws of IronPlanet Holdings, Inc.” and the provisions related to indemnification, exculpation and advancement of expenses shall be identical to those set forth in the bylaws of the Company as in effect immediately prior to the Effective Time) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

2.09        Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

2.10        Withholding. Each of the Company, Parent, Merger Sub and the Surviving Corporation (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) and the Representative and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Company, Parent, Merger Sub and the Surviving Corporation or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law. To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Tax authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.01        The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 9:00 a.m. prevailing Eastern Time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing); provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article IV, in no event shall the Closing occur prior to the third (3rd) Business Day immediately following the final day of the Marketing Period (or such date during the Marketing Period specified by Parent on at least three (3) Business Days written notice to the Company) or (b) on such other date and time as is mutually agreed to in writing by the parties. The date and time of the Closing are referred to herein as the “Closing Date”. The Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP or such place as is mutually agreed to in writing by the parties.

3.02        The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a)          the Company and the Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger;

(b)          Parent shall deliver or cause to be delivered to the Paying Agent an aggregate amount of cash equal to (A) the Stockholders’ Closing Consideration and (B) the aggregate Warrant Closing Payments, in each case for distribution by the Paying Agent to each Stockholder and Warrant Holder, of the amounts issuable and payable in accordance with clause (i) of Section 2.02(a) and clause (a) of Section 2.05, in the case of such cash by wire transfer of immediately available funds to the account(s) designated by the Paying Agent;

(c)          Parent shall deliver or cause to be delivered to the Company an aggregate amount equal to the Vested Optionholders’ Closing Consideration (for distribution by the Company to each Vested Optionholder of such holder’s Retained Per Share Portion of the Estimated Closing Proceeds as determined in accordance with Section 2.04), by wire transfer of immediately available funds to the account(s) designated by the Company;

(d)          Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified in Section 4.01(f) of the Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e)          Parent shall deliver the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnification Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(f)          Parent shall deliver the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Representative;

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(g)          Parent shall pay, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof; and

(h)          the Parent, the Merger Sub, the Company and the Representative (on behalf of the Indemnifying Securityholders) shall make such other deliveries as are required by Article IV.

3.03        Closing Proceeds Adjustment.

(a)          At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent the Company’s good-faith estimate as of the Closing Reference Time of the Closing Proceeds (the “Estimated Closing Proceeds”), including each of the components thereof, together with a reasonably detailed computation of, and reasonable supporting materials for, such estimates, in each case based on the Company’s books and records and other information then available. The Company shall consider in good faith any reasonable comments to the Estimated Closing Proceeds provided by the Parent.

(b)          No later than ninety (90) days after the Closing Date, the Parent shall prepare and deliver to the Representative a statement (the “Closing Statement”) setting forth the Parent’s calculation of the Closing Proceeds, including each of the components thereof, together with a reasonably detailed computation of, and reasonable supporting materials for, the amounts set forth thereon.

(c)          The Estimated Closing Proceeds and the Closing Statement shall be prepared in accordance with GAAP consistent with the Company’s past practice and Exhibit I.

(d)          Following delivery of the Closing Statement and until the final determination of the Closing Proceeds, Parent and its Subsidiaries (including the Surviving Corporation) shall (i) permit the Representative and its representatives to have reasonable access (by electronic means to the extent reasonably available without material additional cost or burden to Parent), during normal business hours and upon reasonable notice, to the books and records of the Surviving Corporation and to review the working papers of the Parent relating to the Closing Statement and (ii) provide the Representative and its representatives reasonable access, during normal business hours and upon reasonable notice, to Parent’s and its Subsidiaries’ (including the Surviving Corporation’s) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives), provided in each case that such access does not unreasonably disrupt the normal operations of the Company. If the Representative disagrees with any part of Parent’s calculation of the Closing Proceeds as set forth on the Closing Statement, the Representative shall, within sixty (60) days after the Representative’s receipt of the Closing Statement, notify Parent in writing of such disagreement by setting forth the Representative’s calculation of the Closing Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). The Closing Statement shall be final, binding and non-appealable by the parties hereto (a) on the sixtieth (60th) day after delivery of the Closing Statement to the Representative unless Parent receives from the Representative prior to such sixtieth (60th) day an Objection Notice, or (b) such earlier date as the Representative notifies Parent in writing that it does not dispute the Closing Statement. If an Objection Notice is delivered to Parent, then Parent and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Proceeds. In the event that Parent and the Representative are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Objection Notice, Parent and the Representative shall submit such remaining disagreements to Deloitte LLP, or if Deloitte LLP is unwilling or unable to serve, another nationally-recognized accounting firm as is acceptable to the Parent and the Representative (the “Independent Firm”).

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(e)          The Independent Firm shall make a final and binding determination with respect to the computation of the Closing Proceeds, including each of the components thereof to the extent any such amounts are in dispute, in accordance with Exhibit I and the accounting principles set forth in this Agreement. The Parent and the Representative shall cooperate with the Independent Firm during the term of its engagement and shall use reasonable best efforts to cause the Independent Firm to resolve all remaining disagreements with respect to the computation of the Closing Proceeds, including each of the components thereof, as soon as practicable. Parent and the Representative will each furnish to the Independent Firm such work papers and other documents and information relating to the disputed items and amounts and answer questions, as the Independent Firm may reasonably request. Neither Parent nor the Representative shall have any ex parte communications or meetings with the Independent Firm regarding such dispute without the prior consent of the other. The Independent Firm shall consider only those items and amounts in the Parent’s and the Representative’s respective calculations of the Closing Proceeds, including each of the components thereof, that are identified as being items and amounts to which the Parent and the Representative have been unable to agree. In resolving any disputed item, the Independent Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Firm’s determination of the Closing Proceeds, including each of the components thereof, shall be based solely on written materials submitted by the Parent and the Representative (i.e., not on independent review) and on the definitions included herein. All such written materials submitted shall be delivered to each party at the same time delivered to the Independent Firm. The determination of the Independent Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(f)          The costs and expenses of the Independent Firm in determining the Closing Proceeds, including each of the components thereof, shall be borne by the Parent, on the one hand, and the Representative (on behalf of the Indemnifying Securityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Parent claims the Closing Proceeds are one thousand dollars ($1,000) less than the amount determined by the Representative, and the Representative contests only five hundred dollars ($500) of the amount claimed by the Parent, and if the Independent Firm ultimately resolves the dispute by awarding the Parent three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Representative (on behalf of the Indemnifying Securityholders) and forty percent (40%) (i.e., 200 ÷ 500) to the Parent. Prior to the Independent Firm’s determination of Closing Proceeds, (i) the Parent, on the one hand, and the Representative (on behalf of the Indemnifying Securityholders), on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Independent Firm and (ii) during the engagement of the Independent Firm, the Independent Firm will bill fifty percent (50%) of the total charges to each of the Parent, on the one hand, and the Representative (on behalf of the Indemnifying Securityholders), on the other hand. In connection with the Independent Firm’s determination of Closing Proceeds, the Independent Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 3.03(f), and taking into account all fees and expenses already paid by each of the Parent, on the one hand, and the Representative (on behalf of the Indemnifying Securityholders), on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Parent and the Representative (on behalf of the Indemnifying Securityholders), which such determination shall be conclusive and binding upon the parties hereto.

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(g)          Within five (5) Business Days after the final determination of the Closing Proceeds, including each of the components thereof, pursuant to this Section 3.03:

(i)          if the Closing Proceeds as finally determined pursuant to this Section 3.03 are less than the Estimated Closing Proceeds by more than the Purchase Price Adjustments Collar (the amount of such deficiency, the “Parent Adjustment Amount”), then the Representative (on behalf of the Indemnifying Securityholders) shall pay to the Parent an amount equal to such deficiency first from the Representative Holdback Amount, and if the Parent Adjustment Amount exceeds the Representative Holdback Amount, then the Representative shall pay to the Parent the remainder of the Parent Adjustment Amount from the Indemnification Escrow Account after exhausting the Representative Holdback Amount; and

(ii)         if the Closing Proceeds as finally determined pursuant to this Section 3.03 are greater than the Estimated Closing Proceeds by more than the Purchase Price Adjustments Collar (the amount of such excess, the “Seller Adjustment Amount”), then the Parent shall, or shall cause the Surviving Corporation or one or more of its Subsidiaries to, pay to the Paying Agent (on behalf of the Indemnifying Securityholders) an amount equal to such excess.

All payments to be made pursuant to this Section 3.03(g) (the “Purchase Price Adjustments”) shall not include interest on the Parent Adjustment Amount or the Seller Adjustment Amount, as applicable. All Purchase Price Adjustments shall (x) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the maximum extent permitted by Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Parent or the Representative, as applicable. The payments described in this Section 3.03(g) shall be the sole and exclusive remedy of the Parent and the Representative (on behalf of the Indemnifying Securityholders) for any and all Claims arising under this Agreement with respect to this Section 3.03.

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Article IV

CONDITIONS TO CLOSING

4.01        Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a)          the representations and warranties set forth in Article V (other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03(a), Section 5.03(b) and Section 5.04 of this Agreement) shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty and, with respect to the representations and warranties set forth in Section 5.09, without giving effect to any limitation as to time or the Tax Warranty Period limiting the scope of such representation or warranty), except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (ii) for changes expressly provided in this Agreement, and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty), together with any breach of the representations and warranties pursuant to clause (i) above, did not constitute a Material Adverse Change);

(b)          the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03(a) and Section 5.03(b) shall be true and correct in all respects and the representations and warranties set forth in Section 5.04 shall be true and correct in all respects other than de minimis inaccuracies, in each case as of the date of this Agreement and as of the Closing Date, except (i) for changes expressly provided in this Agreement and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects as of such earlier date);

(c)          the Company and the Representative shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing;

(d)          the Company shall have delivered to the Parent a certificate executed on behalf of the Company by an officer of the Company in the form of Exhibit F, dated as of the Closing Date, certifying that the conditions specified in Sections 4.01(a), 4.01(b) and 4.01(c) have been satisfied; and

(e)          the Escrow Agreement shall have been executed by the Escrow Agent and the Representative and shall have been delivered to the Parent;

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(f)          the Company shall have delivered to the Parent customary payoff letters (in form and substance reasonably satisfactory to the Financing Sources) from the holders of Indebtedness identified in Section 4.01(f) of the Disclosure Schedule evidencing the amount necessary to repay or satisfy and discharge any Indebtedness outstanding thereunder and shall have made customary arrangements for such holders of such Indebtedness to deliver all related Lien (except Permitted Liens) releases (in form and substance reasonably satisfactory to the Financing Sources) to the Parent as soon as practicable, but in any event prior to the Closing; provided that the Parent agrees that no such releases shall be effective prior to the consummation of the Closing;

(g)          The Company shall have delivered to Parent duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Section 4.01(g) of the Disclosure Schedule;

(h)          Parent shall have received evidence reasonably satisfactory to Parent that either (a) the requisite equityholder approval under Section 280G(b)(5)(B) of the Code was obtained with respect to any Section 280G Payments in accordance with Section 7.06, or (b) the requisite equityholder approval under Section 280G(b)(5)(B) of the Code with respect to such Section 280G Payments was not obtained, and as a consequence, such Section 280G Payments will not be made, retained, or provided, pursuant to the written agreements with respect to Waived Benefits entered into by the affected individuals, which written agreements have been provided to Parent;

(i)          Parent shall have received a properly executed certificate from the Company pursuant to Treasury Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing), and such certificate and form of notice shall be in the form of Exhibit J;

(j)          Parent shall have received a Warrant Holder Consent Agreement duly executed and delivered by each holder of Warrants, each such agreement to be in full force and effect as of the Effective Time;

(k)          the Contracts set forth on Section 4.01(k) of the Disclosure Schedule shall be in full force and effect and, to the knowledge of the Company, the Company shall not have received notice from the other party thereto of an intent to terminate its relationship with the Company or an unwillingness to perform in accordance with such Contract.

(l)          there shall not have occurred a Material Adverse Change since the date of this Agreement;

(m)          the parties shall have obtained CFIUS Approval;

(n)          absent termination of all Company registrations and withdrawal of all applications for registration under the ITAR, the DDTC shall have concluded its review and the DDTC shall not have taken action to block or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement and no requirements or conditions to mitigate any ITAR concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent or the Surviving Corporation (the “60-Day Notice Condition”);

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(o)          the applicable time periods for the perfection of appraisal rights under Section 262(d)(2) of the DGCL shall have lapsed and, as of the Closing Date, the total number of Dissenting Shares shall not exceed 5% of the issued and outstanding shares of Company Stock; and

(p)          evidence, reasonably satisfactory to Parent, that the Company has complied in all respects with the requirements under Section 228 of the DGCL that the Company has delivered to each holder of Company Stock the Information Statement.

4.02        Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a)          the representations and warranties set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b)          Parent and Merger Sub shall have performed in all material respects all the covenants and obligations required to be performed by them under this Agreement at or prior to the Closing;

(c)          the Parent shall have delivered to the Company a certificate signed by an officer of the Parent in the form of Exhibit G, dated as of the Closing Date, certifying that the conditions specified in Sections 4.02(a), and 4.02(b) have been satisfied; and

(d)          the Escrow Agreement shall each have been executed by the Escrow Agent and the Parent and shall have been delivered to the Company and the Representative (on behalf of the Indemnifying Securityholders).

4.03        Conditions to All Parties’ Obligations. The obligation of each of the Company, the Representative (on behalf of the Indemnifying Securityholders), Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of immediately prior to the Effective Time:

(a)          the Merger shall have received the Stockholder Approval;

(b)          the applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby set forth on Section 4.03(b) of the Disclosure Schedule shall have been made and obtained;

(c)          no Law shall have been enacted or promulgated by any Governmental Body which prohibits consummation of the Merger, and no Governmental Body shall have issued any Order (whether temporary, preliminary or permanent) which prohibits consummation of the Merger; and

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(d)          this Agreement shall not have been terminated in accordance with Section 9.01.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements in this Article V are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules supplied by the Company to Parent and Merger Sub, dated as of the date hereof (the “Disclosure Schedule”), with specific reference to the Sections or subsections hereof, as applicable, to which such exception relates (except to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to other Sections or subsections thereof), the Company represents and warrants to Parent and Merger Sub as follows.

5.01        Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the DGCL. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being conducted, except for authorizations, licenses and permits which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole. The Company is duly qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, except where the failure to be so qualified and in good standing would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to the Parent prior to the date hereof a true and complete copy of the certificate of incorporation of the Company, the bylaws of the Company and the Investors’ Rights Agreement, each as amended to date (together, the “Company Governance Documents”), and each such instrument is in full force and effect. The Company is not in violation of the provisions of the Company Governance Documents. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of, and resolutions approved and adopted at, all meetings of the stockholders of the Company and each of its Subsidiaries, the boards of directors of the Company and each of its Subsidiaries and the committees of each of such boards of directors, in each case held since January 1, 2013 and prior to the date hereof.

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5.02        Subsidiaries. Except as set forth in Section 5.02 of the Disclosure Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, limited liability company, joint venture or other Person. Except for the Company’s interests in such Subsidiaries or as otherwise set forth in Section 5.02 of the Disclosure Schedule, the Company owns, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than pledges to lenders in respect of Indebtedness to be repaid at Closing and Permitted Liens, if applicable), and all such capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind to which the Company or any of its respective Subsidiaries is a party or by which any of them is bound which would obligate any of them to issue, deliver, purchase or sell any additional shares of capital stock, units, membership, or other equity or profit interests of any kind in any of the Subsidiaries of the Company. Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, except where the failure to be in good standing would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to the Parent prior to the date hereof a true and complete copy of the certificate of incorporation and bylaws of each of its Subsidiaries (or such other organizational or governing documents as may be applicable), each as amended to date (together, the “Subsidiary Governance Documents”), and each such instrument is in full force and effect. None of the Company’s Subsidiaries is in violation of the provisions of its respective Subsidiary Governance Documents.

5.03        Authorization; No Conflict.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate expressly required by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of the Merger, to the Stockholder Approval. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement (other than, with respect to the Merger, the Stockholder Approval). This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

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(b)          The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of the Voting Preferred Stock (voting as a single voting class on an as-converted to common stock basis) and (ii) the holders of at least two-thirds (2/3rds) of the Voting Preferred Stock (voting as a single voting class on an as-converted to common stock basis) are the only votes of the holders of Company Stock required to approve this Agreement by the Company stockholders (the “Stockholder Approval”).

(c)          Except for the Stockholder Approval, the requirements of the HSR Act, the requirements of the Other Antitrust Regulations, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, obtaining the CFIUS Approval, submitting an ITAR 60-Day Notice if the Company is registered under the ITAR, or as set forth on Section 5.03(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien (other than a Permitted Lien, if applicable) upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any provision of (i) the Company Governance Documents and the Subsidiary Governance Documents, (ii) any Material Contract, (iii) any outstanding Order applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject, except as, in the case of clauses (ii) through (iv) above, any matters that, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Change or (B) prevent or materially delay the consummation of the transactions contemplated hereby.

5.04        Capital Stock.

(a)          The authorized capital stock of the Company consists solely of (i) 138,729,379 shares of Company Common Stock, 17,882,543 shares of which are issued and outstanding as of the date of this Agreement; (ii) 86,270,621 shares of Company Preferred Stock, of which (A) 16,746,220 shares have been designated Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (B) 5,004,988 shares of which have been designated Series A-1 Preferred Stock, 5,000,900 shares of which are issued and outstanding as of the date of this Agreement; (C) 12,395,329 shares of which have been designated Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement; (D) 1,533,333 shares of which have been designated Series C Preferred Stock, 900,000 shares of which are issued and outstanding as of the date of this Agreement; (E) 10,590,751 shares of which have been designated Series D Preferred Stock, 9,434,929 shares of which are issued and outstanding as of the date of this Agreement and (F) 40,000,000 shares of which have been designated Series E Preferred Stock, 22,431,398 shares of which are issued and outstanding as of the date of this Agreement. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock.

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(b)          As of the date of this Agreement, there were outstanding Options to purchase an aggregate of 15,935,214 shares of Company Common Stock (of which Options to purchase an aggregate of 8,171,929 shares of Company Common Stock were exercisable).

(c)          As of the date of this Agreement, there were outstanding Warrants to purchase (a) 21,887 shares of Series A Preferred Stock, (b) 133,333 shares of Series C Preferred Stock, and (c) 1,155,822 shares of Series D Preferred Stock. Copies of all agreements and instruments related to the Warrants, as in effect as of the date hereof, have been made available or provided to Parent.

(d)          All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Option, Warrants or upon conversion of any share of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.04(d) of the Disclosure Schedule and for Options and Warrants listed on the Final Securityholder Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized or outstanding. Except as set forth in Section 5.04(d) of the Disclosure Schedule, no Option is entitled to any acceleration as a result of or in connection with the consummation of the Merger. From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except as set forth in this Agreement. The Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company. The Company does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Other than the shares of Company Stock outstanding as of the date hereof and other than Company Stock issued upon the exercise of Options or Warrants, there are no other outstanding securities of the Company entitled, and no separate contractual rights entitling any holders thereof, to vote on any matters put to a vote of the stockholders of the Company. Other than with respect to appraisal rights for Dissenting Shares, no Stockholder or any other Person is entitled to any different or additional amount of consideration in respect of shares of Company Stock, Options or warrants in connection with the Merger except as expressly provided for in this Agreement. No shares of Company Stock are subject to employment-related forfeiture restrictions. All of the issued and outstanding shares of Company Stock have been offered, issued and sold by the Company in compliance in all respects with all applicable securities Laws. All of the outstanding shares of Company Stock are owned of record by the holders and in the respective amounts as are set forth in the Initial Securityholder Schedule, and as updated in the Final Securityholder Schedule.

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(e)          The information set forth as of the date hereof in Section 5.04(e) of the Disclosure Schedule (the “Initial Securityholder Schedule”) in the form of Exhibit H hereto, and as updated prior to the Effective Time and delivered to Parent two (2) Business Days prior to the Closing Date (the “Final Securityholder Schedule”), including the portion of the Merger Consideration to be delivered to each Company Securityholder, is a good faith estimate as of the date hereof and, as updated and delivered to Parent pursuant to this Section 5.04(e), will be true, complete and correct as of the Effective Time (except the addresses, phone numbers, e-mail addresses and other administrative related information which will be true, complete and correct in all material respects), and the calculations performed to compute such information are, and will be, accurate and in accordance in all material respects with the terms of this Agreement and the Company Governance Documents and all other agreements and instruments among the Company and the Company Securityholders. The payment of the Merger Consideration in the forms and in the manner provided by this Agreement and in accordance with the Final Securityholder Schedule does not and will not conflict with the terms of the Company Governance Documents, any other agreement or instrument among the Company and any Company Securityholders, any other rights.

(f)          Except as set forth on Section 5.04(f) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(g)          No capital stock or other equity interest of the Company is owned by any of its Subsidiaries.

5.05        Financial Statements. Attached hereto as Section 5.05(i) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (a) the Company’s unaudited consolidated balance sheet as of June 30, 2016 (the “Latest Balance Sheet”) and the related statement of operations, comprehensive loss and cash flows for the six (6) month period then ended and the Company’s unaudited statement of operations, comprehensive loss and cash flows for the six (6) months ended June 30, 2015, including the notes thereto, (b) the Company’s audited consolidated balance sheet as of December 31, 2015 and December 31, 2014 and the Company’s audited consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the fiscal years ended December 31, 2015, 2014 and 2013 including the notes thereto; (c) Associated Auction Services, LLC’s audited balance sheet as of December 31, 2014 and March 31, 2015 and audited statements of operations, members’ equity and cash flows for the three months ended March 31, 2015 and the year ended December 31, 2014, including the notes thereto, and (d) Kruse Energy & Equipment Auctioneers, LLC’s audited balance sheet as of October 31, 2014 and the audited statements of income, changes in members’ capital and cash flows for the ten month period ended October 31, 2014, including the notes thereto. The Financial Statements have been based upon the information contained in the books and records of the Company, its Subsidiaries, Associated Auction Services, LLC (“AAS”) and Kruse Energy & Equipment Auctioneers, LLC (“Kruse”), as applicable, have been prepared in conformity in all material respects with GAAP consistently applied throughout the periods presented without modification, in any material respect, of the accounting principles used in the preparation thereof throughout the periods presented, subject in the case of the unaudited financial statements to (i) the absence of complete footnote disclosures and other presentation items required by GAAP to be included in audited financial statements, (ii) changes resulting from normal year-end adjustments in a manner consistent with past practice, provided that such changes are not material, individually or in the aggregate, and (iii) such other exceptions to GAAP as are set forth on Section 5.05(ii) of the Disclosure Schedule, and present fairly in all material respects in accordance with GAAP the financial condition and results of operations of the Company and its Subsidiaries, AAS and Kruse, as applicable, as of the times and for the periods referred to therein. The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements identified in provisos (a) and (b) above and any financial statements contained in the Financing Information and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements identified in provisos (a) and (b) above (such systems and processes are herein referred to as the “Controls”). Except as set forth on Section 5.05(iii) of the Disclosure Schedule, none of the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, their employees or any independent auditor has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Company’s knowledge, there have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements that involve the Company’s management or other current and former employees, consultants or directors of the Company or any of its Subsidiaries who have a role in the preparation of the Financial Statements or the Controls utilized by the Company or any of its Subsidiaries. The Company and the Company Subsidiaries have in place a revenue recognition policy that is compliant in all material respects with GAAP.

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5.06        Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability or obligation (absolute, accrued, contingent, or otherwise) required by GAAP to be shown or reserved against in a balance sheet or disclosed in the related footnotes or any other liability or obligation, except such liabilities or obligations (i) as are specifically reflected on, and fully reserved against in, the Latest Balance Sheet, (ii) that are liabilities incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) that have arisen in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iv) that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (iv) that are reflected in the calculation of Working Capital delivered to Parent at Closing, (v) to the extent covered by third parties pursuant to indemnification, insurance, contribution or similar contracts, (vi) that are Transaction Expenses or (vii) that are the subject of any other representation or warranty contained in this Article V and are disclosed in the Disclosure Schedule pursuant to such other representation or warranty. The Company has not declared, set aside, made or paid out any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any securities of the Company or any of its Subsidiaries since January 1, 2016.

5.07        Absence of Certain Changes or Events. Since January 1, 2016 through the date of this Agreement, (i) there has not been a Material Adverse Change and (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects.

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5.08        Title to Properties.

(a)          Section 5.08 of the Disclosure Schedule identifies all real property owned, leased or used by the Company and its Subsidiaries. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties, real and personal, tangible and intangible, free and clear of all Liens, except Permitted Liens and Liens as set forth in Section 5.08 of the Disclosure Schedule. All material leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property are in good standing, valid, effective, binding and enforceable in accordance with their respective terms obligation of the Company and its Subsidiaries, as the case may be, and to the knowledge of the Company, of the other parties thereto, subject to, in each case, bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. Since January 1, 2016, there is not or there has not occurred, under any of such material leases, any material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of its Subsidiaries have not taken adequate steps to prevent such a default from occurring). Neither the Company nor its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy any portion of any material leased real property to which it is a party. All of the tangible property, plant and equipment of the Company and its Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and its Subsidiaries to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

5.09        Tax Matters.

(a)          All income Tax Returns and other material Tax Returns required to be filed by the Company or any of its Subsidiaries on or after January 1, 2013 (the “Tax Warranty Period”) have been timely filed (taking into account applicable extensions validly obtained). All such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects. All material Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown as due on such Tax Returns) with respect to the Tax Warranty Period have been timely paid to the appropriate Governmental Body, except as set forth on Section 5.09(a) of the Disclosure Schedule.

(b)          All Taxes that the Company or any of its Subsidiaries was or is required to withhold or collect with respect to the Tax Warranty Period have been withheld and collected in all material respects and have been timely paid over in the appropriate amounts to the proper Governmental Body in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and non-U.S. Laws.

(c)          There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries except for Taxes not yet due and payable.

(d)          No examination, audit, Claim, assessment, deficiency, proceeding or proposed adjustment in respect of Taxes of the Company or any of its Subsidiaries is pending, for which the Company or any of its Subsidiaries received written notice thereof. No Claim has been made with respect to the Tax Warranty Period in writing to the Company or any of its Subsidiaries by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns stating that the Company or any of its Subsidiaries is or may be subject to any Taxes assessed by such jurisdiction.

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(e)          Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Body any agreement currently in effect that waives or extends the period of assessment, reassessment or collection of any Taxes nor has the Company or any of its Subsidiaries agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied. No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with regard to any matters relating to Taxes that is currently in effect.

(f)          With respect to the Tax Warranty Period, neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (other than agreements the principal subject matter of which is not Taxes). With respect to the Tax Warranty Period, neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) nor does the Company or any of its Subsidiaries have any liability for any Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, by contract or otherwise (other than agreements the principal subject matter of which is not Taxes).

(g)          Section 5.09(g) of the Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of the Company and each of its Subsidiaries for U.S. federal and state income Tax purposes.

(h)          Neither the Company nor any of its Subsidiaries is required to make any adjustment in any material respect (nor has any Governmental Body proposed in writing to the Company or any of its Subsidiaries any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period ending after the Closing Date as a result of a change in accounting method made prior to the Closing. Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction consummated prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing, except as set forth on Section 5.09(h) of the Disclosure Schedule or (v) election under Section 108(i) of the Code made prior to the Closing. Neither the Company nor any of its Subsidiaries has any requests (or is the subject of any requests) for rulings with respect to Taxes pending with any Governmental Body.

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(i)          With respect to the Tax Warranty Period, neither the Company nor any of its Subsidiaries is, or has been, a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j)

(i)          The Company intends to report, on its U.S. federal income Tax Return for the Company’s taxable year ended December 31, 2015: (A) in respect of Company Stock earned during the calendar year 2015 by each Person pursuant to Section 2.5 of the Agreement and Plan of Reorganization, dated as of December 18, 2014, among IronPlanet Holdings, Inc., IronPlanet, Inc., Associated Auction Services, LLC, Carbon Acquisition Corp., CAS Merger Sub, LLC, KPCB Holdings, Inc., as IronPlanet Representative and CAS Representative, LLC, as CAS Representative (the “2014 Reorganization Agreement”), either a reduction of gross income or a deduction (i.e. as an ordinary and necessary business expense) in an amount equal to the fair value (as reflected in the applicable valuation report received by the Company) of such Company Stock; and (B) in respect of Company Stock provided to each Person during the calendar year 2015 pursuant to Section 2.5 of the Investors’ Rights Agreement, a deduction (i.e. as an ordinary and necessary business expense) in an amount equal to the excess of the fair value (as reflected in the applicable valuation report received by the Company) of such Company Stock over the amount paid by such Person for such Company Stock.

(ii)         The Company timely and properly delivered to each U.S. Person described in clause (i)(B) above, an IRS Form 1099-MISC reporting, as income for U.S. federal income Tax purposes, an amount equal to the excess of the fair value (as reflected in the applicable valuation report received by the Company) of all Company Stock described in clause (i)(B) above that was provided to such Person over the amount paid by such Person for such Company Stock.

(iii)        It was the intent of the Company that the shares of Company Common Stock that could be issued pursuant to Section 2.5 of the 2014 Reorganization Agreement and the shares of Company Series E Preferred Stock that could be purchased pursuant to section 2.5(a) of the Investors’ Rights Agreement was to provide an incentive to generate additional sales for the Company and its Subsidiaries.

(k)          The Company and its Subsidiaries have established in all material respects adequate accruals and reserves, in accordance with GAAP, on the Latest Balance Sheet for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the Latest Balance Sheet.

(l)          Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five- (5-) year period ending on the Closing Date.

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(m)          The Company and each of its Subsidiaries has made available to Parent true and complete copies of all income Tax Returns of the Company and its Subsidiaries filed during the Tax Warranty Period.

(n)          Notwithstanding any other representation or warranty in this Article V, the representations and warranties in Section 5.07, Section 5.15 and this Section 5.09 constitute the sole and exclusive representations and warranties of the Company with respect to Taxes of, or with respect to, the Company or any of its Subsidiaries.

5.10        Material Contracts. All of the following Contracts (other than any Contract with any customer of the Company) to which the Company or any of its Subsidiaries is a party or by which any of them or their respective assets or properties are bound as of the date hereof are listed in Section 5.10 of the Disclosure Schedule by reference to the applicable subsection below:

(a)          Any Contract of the type identified in Item 601(b)(10) of Regulation S-K promulgated by the SEC, with respect to the Company or any of its Subsidiaries, taken as a whole, which would be required to be filed as an exhibit to a registration statement on Form S-1;

(b)          any Contract or series of related Contracts with the same counterparty or its Affiliates which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of two hundred fifty thousand dollars ($250,000) and which is not terminable by either party on thirty (30) days’ or less written notice without material penalty;

(c)          any Contract for the sale of any commodity, product, material, supplies, equipment or other personal property of the Company (other than equipment purchased for resale) for a sale price in excess of two hundred fifty thousand dollars ($250,000);

(d)          any Contract with any Governmental Body;

(e)          any distributor, reseller manufacturer’s representative, sales representative or similar Contract under which the Company or any of its Subsidiaries does not have the right to terminate without material penalty on thirty (30) days’ or less notice;

(f)          any Contract under which the Company or any of its Subsidiaries is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any Person with respect to employment, or which would so restrict the Surviving Corporation, Parent or any successor in interest thereof after the Closing Date;

(g)          any loan agreement, indenture, note, bond, debenture or any other Contract evidencing Indebtedness or a Lien to any Person or any commitment to provide any of the foregoing involving amounts in excess of $1,000,000;

(h)          any Contract for the disposition of any of the Company’s or any of its Subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise);

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(i)          any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(j)          any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(k)          any hedging, futures, options or other derivative Contract;

(l)          any Contract entered into within the last two (2) years under which the Company or any of its Subsidiaries has agreed not to bring legal action against any third party for any reason;

(m)          any Contract that grants or obtains or agrees to grant or obtain rights to use or register material Intellectual Property, excluding ordinary-course licenses to off-the-shelf Software; or

(n)          any other Contract (or group of Contracts with the same counterparty) which contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features) or grants any Person exclusive rights in connection with any product or technology of the Company or any Company Subsidiary.

“Material Contract” means each of the contracts listed or required to be listed on Section 5.10 of the Disclosure Schedule and each Contract with a Material Customer. Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. Neither the Company or a Company Subsidiary nor, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any of the Material Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), except for breaches that have not had and would not reasonably be expected to have a Material Adverse Change. To the knowledge of the Company, no party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the Material Contracts. True, complete and correct copies of each of the Material Contracts (other than any Contract with a customer of the Company) have been made available to Parent prior to the date hereof, together with all amendments, modifications or supplements thereto.

5.11        Intellectual Property.

(a)          Section 5.11(a) of the Disclosure Schedule sets forth a correct and complete list of all (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks (including domain names), (iii) copyright registrations and application, and (iv) material Software, in each case which is owned by the Company and any of its Subsidiaries in any jurisdiction in the world (collectively, the “Company Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of all of the Company Intellectual Property items set forth in Section 5.11(a) of the Disclosure Schedule, and all such Company Intellectual Property is, to the knowledge of the Company, subsisting, valid, and enforceable.

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(b)          To the knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, there has been no written Claim asserted or threatened (including in the form of offers or invitations to obtain a license) since January 1, 2015, against the Company or any of its Subsidiaries alleging any such infringement, misappropriation, or other violation.

(c)          To the knowledge of the Company, no Person is materially infringing, misappropriating, or otherwise violating any Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries and no such Claims have been asserted or threatened, in each case in writing, against any Person by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person, since January 1, 2015.

(d)          The Company and its Subsidiaries take reasonable measures designed to protect the confidentiality of material trade secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(e)          Each current and former contractor and consultant of the Company and its Subsidiaries that has delivered, developed, contributed to, modified, or improved Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has executed a proprietary information and invention agreement assigning to the Company or its Subsidiaries all of such contractor’s and consultant’s rights in such development, contribution, modification, or improvement.

(f)          No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries.

(g)          To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own, use, or hold for use any Intellectual Property beyond those amounts that Company would have been obligated to pay in the absence of the transactions contemplated by this Agreement in the ordinary conduct of the Company’s business.

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(h)          With respect to the use of Software in the Company’s and its Subsidiaries’ business, the Company and its Subsidiaries have not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected or that are listed on Section 5.11(h) of the Disclosure Schedule. Since January 1, 2015, to the knowledge of the Company, (i) there has been no material security breach in the information technology systems of the Company or any of its Subsidiaries, and (ii) there has been no disruption in any information technology systems that materially adversely affected the Company’s or any of its Subsidiaries’ business or operations. With respect to the Software used by the Company or any of its Subsidiaries, to the knowledge of the Company, (x) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data (or all parts thereof) or other Software of users, (y) the Company and its Subsidiaries have not delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software included in the Company Intellectual Property to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries, and (z) no Software included in the Company Intellectual Property is subject to the terms of any “open source” or other similar license that requires any source code of such Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(i)          Since January 1, 2015, the Company and its Subsidiaries have complied in all material respects with applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company or any of its Subsidiaries. Since January 1, 2015, no Claims have been asserted or threatened, in each case in writing, against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, and to the knowledge of the Company there does not exist any colorable basis therefor. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection, retention, protection, and use of personal information collected, used, or held for use by or on behalf of the Company or any of its Subsidiaries in the conduct of its business. The Company and its Subsidiaries take reasonable measures designed to ensure that such information is protected against unauthorized access, use, modification, disclosure, or other misuse, including through administrative, technical, and physical safeguards.

5.12         Litigation. Except as set forth in Section 5.12 of the Disclosure Schedule, there are no Claims (whether formal or informal, civil, criminal, administrative or otherwise) pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company in such individual’s capacity as such, except where the amount claimed against or sought from the Company or its Subsidiaries is less than two hundred fifty thousand dollars ($250,000). Except as set forth in Section 5.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order of any Governmental Body that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.13         Product and Service Warranties. Except as set forth on Section 5.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries makes any express guarantees or warranties, and there is no Claim pending or, to the Company’s knowledge, threatened in writing alleging any breach of any guarantee or warranty by the Company or any of its Subsidiaries, except for breaches that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

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5.14         Governmental Consents. Except for the requirements of the HSR Act, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except as set forth in Section 5.14 of the Disclosure Schedule, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby, except for such qualifications or filings under applicable securities Laws as may be required in connection with the transactions contemplated by this Agreement.

5.15         Employee Benefit Plans.

(a)          Except as listed in Section 5.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, or is a party to, as the case may be, any (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in the foregoing clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), (v) any short-term or long-term bonus, incentive compensation, stock purchase, stock option or other equity or equity-based compensation plan, program, agreement or arrangement, (vi) any employment, severance or termination pay, compensation (other than any base salary or base wages paid in the ordinary course), individual consulting, retention, change in control program, agreement or arrangement or (vii) any other material employee benefit plan, program or agreement. The plans, agreements and arrangements described in the preceding sentence are collectively referred to herein as the “Plans.” No employee, officer, director or consultant of the Company or any of its Subsidiaries participates in any benefit or compensation plan, agreement or arrangement with respect to their employment or service with the Company or its Subsidiaries, other than the Plans. Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and have been operated in all material respects in accordance with their terms and the requirements of applicable Law, including the Code and ERISA.

(b)          With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents (as applicable): (i) a copy of the Plan and any amendments thereto; (ii) a copy of the most recent annual reports and actuarial reports, if required under ERISA (iii) a copy of the most recent summary plan description required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter or opinion letter received from the IRS with respect to each Plan intended to qualify under Section 401 of the Code. The Company has provided Parent with a true and complete description of each Plan which is not a written Plan.

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(c)          With respect to the Plans, (i) all required contributions have been made or properly accrued, (ii) there are no Claims pending or, to the Company’s knowledge, threatened, other than routine Claims for benefits, (iii) to the Company’s knowledge, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d)          Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(e)          Neither the Company nor any of its Subsidiaries has sponsored, maintained or contributed to a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and no circumstances exist pursuant to which the Company or a Subsidiary would reasonably be expected to have any material liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company or a Subsidiary.

(f)          None of the Welfare Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent or beneficiary thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA or any other applicable Law.

(g)          The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(h)          Each Plan that is a “nonqualified deferred compensation plan” (as defined under section 409A(d)(1) of the Code) has been operated and administered in material compliance with section 409A.

(i)          The Company does not have any liability, whether fixed or contingent, with respect to any indemnification or gross-up payment, in either case, for any tax incurred under Section 409A or 4999 of the Code.

(j)          Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Plan, or any plan, agreement or arrangement that would be a Plan if adopted, or to modify any existing Plan. All Options were granted with an exercise price per share no lower than the fair market value of one share of Company Stock on the date of the corporate action effectuating the grant. Section 5.15(j) of the Disclosure Schedule sets forth each Option designated as an incentive stock option within the meaning of Section 422 of the Code, which Options met all requirements for such designation, and the Company has complied in all material respects with all reporting requirements with respect to the exercise of such Options.

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(k)          Each Plan which is subject to any Law other than U.S. federal, state or local Law (“Foreign Plan”) has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable Laws. Each Foreign Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company and its Subsidiaries, taken as a whole. Each Foreign Plan that is a Pension Plan is fully funded or fully insured on a termination basis to the extent required by applicable Law (determined using reasonable actuarial assumptions).

5.16         Insurance. Section 5.16 of the Disclosure Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel (the “Insurance Policies”). Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past two (2) years. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material Claim under any Insurance Policy in due and timely fashion. To the Company’s knowledge, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies. To the knowledge of the Company, during the past two (2) years, none of the Company or any of the Subsidiaries has made a material Claim for insurance that was refused under any insurance policy carried by it.

5.17         Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Change: (i) neither the Company nor any of its Subsidiaries has, in a manner that could give rise to liability under applicable Laws, released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and, to the knowledge of the Company, (A) Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in liability to or otherwise adversely affect the Company or any of its Subsidiaries due to a violation of any applicable Environmental Law, and (B) there is no reasonable basis for any Environmental Claim against it or any of its Subsidiaries, or any liability or obligation of it or any of its Subsidiaries under any Environmental Laws; and (ii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the knowledge of the Company, by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any claim under any Environmental Laws or regarding any Hazardous Materials against the Company or any of its Subsidiaries.

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5.18         Affiliated Transactions. Except as set forth in Section 5.18 of the Disclosure Schedule, since January 1, 2015 through the date of this Agreement, there have been no transactions and no relationships exist that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

5.19         Brokerage. No broker, investment banker, financial advisor or other Person (other than J.P. Morgan Securities LLC ), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable (it being agreed provisions relating to fees and expenses may be redacted by the Company, provided that such provisions shall be provided in unredacted form upon the Closing).

5.20         Permits; Compliance With Laws.

(a)          Except as set forth in Section 5.20(a) of the Disclosure Schedule, each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material Permits which are legally required for the operation of the business of the Company and its Subsidiaries as presently conducted. Neither the Company nor its Subsidiaries have received notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit. Section 5.20(a) of the Disclosure Schedule contains a true, correct and complete list of all material Permits under which the Company or any of the Subsidiaries is operating or bound as of the date of this Agreement, and the Company has furnished or made available to Parent true, correct and complete copies of the Permits required to be set forth in Section 5.20(a) of the Disclosure Schedule.

(b)          Except as set forth in Section 5.20(b) of the Disclosure Schedule and other than Section 5.09, Section 5.11, Section 5.15, Section 5.17, Section 5.21 and Section 5.23 which sections will govern the Company’s representations and warranties as to compliance with Laws that are the subject matter of such section, since January 1, 2015 (i) the Company and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets, and (ii) neither the Company nor any of its Subsidiaries, during the past three (3) years, has received any written notice of any action or proceeding against it alleging any material failure to comply with any applicable Law. To the Company’s knowledge, there have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements.

5.21         Trade Control Laws and Sanctions; FCPA Compliance.

(a)          Since August 29, 2011, the Company and each of its Subsidiaries has:

(i)          been in full compliance with all applicable Trade Control Laws;

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(ii)         had in place adequate controls and systems to ensure compliance with Trade Control Laws, except to the extent that noncompliance would not be material to the Company and its subsidiaries, taken as a whole;

(iii)        obtained, utilized, and maintained all permits, records, licenses, license exceptions, authorizations, approvals, clearances and classifications required by applicable Trade Control Laws; and

(iv)        timely submitted all filings, notifications and reports to each and every Governmental Body required under applicable Trade Control Laws for the development, design, manufacture, sale, import, export, re-export, and transfer of services, products, components, Software, technology, technical data, and Intellectual Property.

(b)          To the knowledge of the Company, there are no inquiries and investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Body with respect to the Trade Control Laws. In the past five (5) years, the Company and each of its Subsidiaries, to the knowledge of the Company, has not been subject to any such inquiries and investigations and has not made and as of the date hereof, is not aware of any reason to and does not intend to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or liability arising under or relating to any Trade Control Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Trade Control Laws.

(c)          The Company has applied for registration with the DDTC as an entity that engages in brokering activities with regard to, “defense articles” as such term is defined in the ITAR, in connection with the operation of its business. Except as would not reasonably be expected to have a Material Adverse Change, neither the Company nor any of its Subsidiaries has manufactured “defense articles,” exported “defense articles,” engaged in “brokering activities” regarding “defense articles” or “defense services” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120 such that registration or a license or other approval would be required under the ITAR, except pursuant to a valid Permit or other valid legal authorization and otherwise in accordance with applicable Law.

(d)          The Company, each of its Subsidiaries, and each director, officer, and employee of the Company and each of its Subsidiaries is not a Sanctioned Person. The Company, its Subsidiaries and their directors, officers, board of directors (supervisory and management) members and employees (to the extent that any such individuals are and have been acting on behalf of the Company or one of its Subsidiaries) are in compliance with, and have not previously violated, the Sanctions and all other applicable United States and United Kingdom anti-money laundering laws and regulations. There are no pending or, to the knowledge of the Company, threatened Claims against the Company or any of its Subsidiaries with respect to Sanctions or anti-money laundering laws and regulations. The Company and its Subsidiaries have in place adequate controls and systems to reasonably ensure compliance in all material aspects with applicable Sanctions and Laws pertaining to anti money laundering in each of the jurisdictions in which the Company and its Subsidiaries do business.

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(e)          Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any distributor, agent, representative, sales intermediary or other Person while acting on behalf of the Company or any of its Subsidiaries (i) has taken any action in violation of the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”) (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption laws or (ii) has improperly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Foreign Public Official, or to any Person on behalf of a Foreign Public Official, in whole or in part, for purposes of (A) influencing any act or decision of any Foreign Public Official in his official capacity; (B) inducing such Foreign Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Foreign Public Official to use his or her influence with a foreign Governmental Body or commercial enterprise owned or controlled by any foreign Governmental Body in order to assist the business of the Company, any of its Subsidiaries or any Person related in any way to the business of the Company or any of its Subsidiaries, in obtaining or retaining business or directing any business to any Person.

(f)          There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings or internal investigations or investigations by any Governmental Body, with respect to the FCPA or any other applicable international anti-bribery or anti-corruption Laws, relating to the business of the Company or any of its Subsidiaries.

5.22         Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, Section 203 of the DGCL, or anti-takeover provision in the Company Governance Documents is applicable to the Company, any shares of Company Stock or other securities of the Company, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

5.23         Employees.

(a)          Section 5.23(a) of the Disclosure Schedule lists all of the current directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of one hundred thousand dollars ($100,000) paid or payable by the Company or its Subsidiaries (the “Covered Employees”). Since January 1, 2016, except as permitted by this Agreement, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the ordinary course of business). Since January 1, 2016, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN.

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(b)          Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization and no employees of the Company or its Subsidiaries are represented by a union. Except as set forth in Section 5.23(b) of the Disclosure Schedule, since January 1, 2015: (i) to the Company’s knowledge, there are, and have been no union organizing activities involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Company’s knowledge, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred; and (iii) neither the Company nor any of the Subsidiaries has committed an unfair labor practice, and there are no pending or, to the Company’s knowledge, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(c)          Except as set forth in Section 5.23(c) of the Disclosure Schedule, since January 1, 2015, the Company and its Subsidiaries have been in compliance, in all material respects, with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

(d)          To the knowledge of the Company, no employee or independent contractor of the Company is in violation in any material respect of any term of any employment or consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

5.24         Customers. From January 1, 2016 through the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, oral, indication from a Material Customer to the effect that such customer may (a) reduce materially its business with the Company and/or its Subsidiaries from the levels achieved during the periods set forth below, or (b) materially and adversely modify existing Contracts with the Company or the Subsidiaries. Since the date of the Latest Balance Sheet through the date hereof, no Material Customer has terminated its relationship with the Company and/or its Subsidiaries or, to the knowledge of the Company, indicated that it may do so. As of the date hereof, neither the Company nor any of the Subsidiaries is involved in any material Claim, dispute or controversy with any Material Customer. For purposes of this Section 5.24, “Material Customers” shall mean the ten (10) largest customers of the Company and its Subsidiaries on a consolidated basis, based on revenue recognized by the Company and its Subsidiaries from all fees received from such customer and, if applicable, from fees received from Persons that purchased from such customer through the Company’s auction services in the year ending December 31, 2015 and the six-month period ending June 30, 2016.

5.25         Bank Accounts. Section 5.25 of the Disclosure Schedule sets forth each of the bank accounts of the Company and its Subsidiaries, together with the authorized signatories for such accounts.

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Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and the Merger Sub represent and warrant to the Company that as of the date of this Agreement and as of the Closing Date:

6.01         Organization and Corporate Power. Parent is a company duly organized, validly existing and in good standing under the laws of Canada and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, each with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate required by this Agreement to be executed by such party in connection with the transactions contemplated by this Agreement (the “Parent Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Merger Sub is a wholly-owned Subsidiary of Parent.

6.02         Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the execution and delivery of this Agreement by Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption of this Agreement by the stockholder(s) of Merger Sub (which Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement)). This Agreement has been duly executed and delivered by Parent and this Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03         No Violation. Neither Parent nor Merger Sub is subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or Permit, or subject to any Order, writ, injunction or decree, which would be breached or violated in any material respect by the Parent’s or Merger Sub’s execution, delivery or performance of this Agreement and the Parent Documents.

6.04         Governmental Consents. Except for the requirements of the HSR Act, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except for the requirements of the HSR Act, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

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6.05         Brokerage. There are no Claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent or Merger Sub.

6.06         Litigation. As of the date of this Agreement, there is no Claim pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that (a) questions the validity of this Agreement or any other transaction document to which Parent or Merger Sub will be a party or any action taken or to be taken by Parent or Merger Sub in connection herewith or therewith, (b) seeks to enjoin the consummation of the transactions contemplated by this Agreement or (c) which would reasonably be expected to have, individually or together with any other such Claims, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

6.07         Merger Sub. Merger Sub is a direct or indirect wholly owned Subsidiary of Parent formed for the purposes of effecting the Merger. There is no agreement outstanding pursuant to which any Person (other than any wholly-owned Subsidiaries of Parent) has any existing or contingent right to acquire any stock of Merger Sub. Merger Sub owns no assets, has no liabilities and has conducted no activities other than those necessary to effectuate the Merger.

6.08         Solvency. Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties of the Company set forth in Article V, Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement (including the Financing and the payment of the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing), be Solvent at and immediately after the Closing.

6.09         Sufficient Funds.

(a)          As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of the executed commitment letter dated as of the date hereof (collectively, the “Debt Commitment Letter”; provided, that for purposes of this Agreement, the Debt Commitment Letter shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with Section 8.06(d), any commitment letters executed by such alternative financial institutions in respect of such alternative financing) from the Committed Financing Sources referenced therein; provided, that for purposes of this Agreement, the Committed Financing Sources shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with Section 8.06(d), any such alternative financial institution, together with executed fee letters referenced in the Debt Commitment Letter (collectively, the “Debt Fee Letters”) (it being understood that any such fee letter provided to the Company shall be redacted to omit the amount of fees, other numerical amounts and “flex provisions” provided therein and any other customarily redacted provisions provided therein (none of which would adversely affect the amount, conditionality or availability or termination of the Committed Financing)), pursuant to which, and subject only to the terms and conditions expressly set forth therein, the Committed Financing Sources have committed to lend the amounts set forth therein to Parent and/or Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Committed Financing”); provided, that for purposes of this Agreement, the Committed Financing shall also include, after the date hereof, to the extent Alternative Committed Financing from alternative financial institutions is obtained in accordance with this Agreement, any such Alternative Committed Financing.  As of the date hereof, other than the Debt Fee Letters, there are no side letters or other agreements, contracts or arrangements (except for customary engagement letters in respect of the Committed Financing and side letters or other agreements, contracts or arrangements expressly set forth in the Debt Commitment Letter) to which Parent or Merger Sub is a party relating to the Debt Commitment Letter.

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(b)          As of the date hereof, (i) the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any manner that would affect the amount, availability or conditionality of the Committed Financing and (ii) no such amendment, supplement or modification that is or would reasonably be expected to be adverse to the Company is contemplated.  The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent as of the date hereof, the other parties thereto, except as such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition (assuming satisfaction of the conditions in Sections 4.01 and 4.03), of the Debt Commitment Letter, or otherwise result in the Committed Financing being unavailable or delayed.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the Committed Financing, other than as set forth in the Debt Commitment Letter.  As of the date hereof, neither Parent nor Merger Sub has reason to believe that it would be unable to satisfy on a timely basis any condition to Closing of the Debt Commitment Letter required to be satisfied by it, nor does Parent have knowledge, as of the date of this Agreement, that any of the Committed Financing Sources will not perform the respective funding obligations under the Debt Commitment Letter in accordance with its terms and conditions.  Parent and Merger Sub have fully paid any and all commitment fees or other fees that are due and payable on or before the date of this Agreement pursuant to the Debt Commitment Letter and will have fully paid on or prior to the Closing any and all commitment fees or other fees as they become due and payable after the date of this Agreement pursuant to the Debt Commitment Letter.

(c)          Assuming the accuracy of the representations and warranties in Article V to the extent necessary to satisfy the conditions in Section 4.01(a) and 4.01(b) and the performance of the Company of its obligations under this Agreement, the net proceeds of the Committed Financing, when and if funded in accordance with the Debt Commitment Letter, together with Parent’s cash on hand, will be, in the aggregate, sufficient to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) and (ii) pay all fees and expenses required to be paid at the Closing by the Parent or Merger Sub in connection with the Merger.

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Article VII

COVENANTS OF THE COMPANY

7.01         Conduct of the Business.

(a)          From the date hereof until the Effective Time or the earlier termination of this Agreement, unless otherwise consented to in writing by the Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall use its reasonable best efforts to conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice, to keep available the services of the current employees and to preserve the present relationships of the Company and its Subsidiaries with Persons with which the Company or its Subsidiaries have significant business relations, except as set forth in Section 7.01 of the Disclosure Schedule.

(b)          From the date hereof until the Effective Time or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement, as set forth in Section 7.01 of the Disclosure Schedule or as consented to in writing by the Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to:

(i)          not (A) amend or propose to amend the Company Governance Documents or Subsidiary Governance Documents in any manner or (B) split, combine, recapitalize or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii)         not issue, sell, pledge, transfer or dispose of, or agree to issue, sell pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights, except (A) pursuant to the exercise of Options and Warrants outstanding prior to the date hereof or (B) issuances of options to acquire up to four hundred thousand (400,000) shares of Company Common Stock in the aggregate pursuant to new employment agreements with Persons who are not executive officers in the ordinary course;

(iii)        not redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one or more of its Subsidiaries on or prior to the Closing Date;

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(iv)        not (A) grant to any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries any bonus, equity or equity based compensation, retention, severance, change in control or similar rights, (B) increase any such individual’s compensation or benefits, except (1) for regularly scheduled pay increases and bonuses in the ordinary course of business consistent with past practice or (2) as may be required by applicable Law or the terms of any Plan as in effect on the date hereof; (C) terminate, modify or adopt any Plan (or any arrangement that would constitute a Plan, if adopted), except to the extent required by Law or the terms of any Plan or contract as in effect on the date hereof; (D) terminate the employment of any Covered Employee or any employee in the position of vice president or above, other than for cause or hire any employee, other than non-officer employees hired in the ordinary course and consistent with past practice; (E) accelerate the timing of payment or vesting of any compensation or benefits (including, without limitation, the vesting of any options to acquire Company Stock); (F) implement any employee layoffs in violation of WARN; (G) except to the extent required by Law, negotiate or enter into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company or its Subsidiaries; (H) waive, release, limit, or condition any Restrictive Covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries or (I) increase benefits payable under any existing severance or termination pay policies for any current or former director or officer;

(v)         not sell, lease, transfer, abandon or otherwise dispose of, any property or assets of the Company or any of its Subsidiaries having a value in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate), except for (A) the sale, lease, transfer, abandonment or disposition of inventory or obsolete machinery or equipment in the ordinary course of business and in a manner consistent with past practices and, (B) as to any leased real property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such leased real property, provided, however, that any such exercise by either the Company or its Subsidiaries under any lease will not result in a Material Adverse Change;

(vi)        not amend or terminate any Material Contract, except for a termination resulting from the expiration of a contract in accordance with its terms;

(vii)       not acquire any business or Person, by merger or consolidation, purchase of all or substantially all of its assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or any solicitation of, or participation in, any negotiations with respect to any of the foregoing;

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(viii)      not enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(ix)         not commit or authorize any commitment to make any capital expenditures in excess of two hundred thousand dollars ($200,000) in the aggregate, except as specified in the capital budget of the Company and its Subsidiaries, or defer any capital expenditures specified in the capital budget of the Company and its Subsidiaries;

(x)          (A) not settle or commence any Claim or litigation involving an amount in excess of two hundred fifty thousand dollars ($250,000) or, in the aggregate, an amount in excess of five hundred thousand dollars ($500,000) or (B) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any Claim or litigation;

(xi)         not change any material method of accounting or auditing practice, (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in GAAP or applicable Law;

(xii)        not change or modify its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failing to pay or delaying payment of payables or other liabilities;

(xiii)       not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by of the Company or any of its Subsidiaries (A) to any Subsidiary or (B) to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business and in a manner consistent with past practices;

(xiv)      other than as required by applicable Law, not (A) change or rescind any material Tax election, (B) change any annual Tax accounting period, (C) change any material method of Tax accounting, (D) file any amended income Tax Return or any other material Tax Return, (E) request, waive or consent to any extension or waiver of the limitations period applicable to the assessment, determination or collection of any income Taxes or other material Taxes, (F) settle, resolve or otherwise dispose of any material Claim or proceeding relating to income Taxes or other material Taxes (other than the timely payment of Taxes in the ordinary course of business), (G) enter into any closing agreement affecting any material Tax liability or refund, or (H) file any request for rulings or special Tax incentives with any Governmental Body, in each case for clauses (A) through (H), if such action would have the effect of materially increasing the Tax liability of Parent or any of its Affiliates (including the Company and its Subsidiaries) for any period ending after the Closing Date; provided, that if any action described in clauses (A) through (H) is required by applicable Law and would have the effect of materially increasing the Tax liability of Parent or any of its Affiliates (including the Company and its Subsidiaries) for any period ending after the Closing Date, the Company shall notify Parent (or otherwise cause Parent to be notified) of such change in writing upon the Company or any of its Subsidiaries taking such action;

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(xv)       not authorize, or commit or agree to take any action described in this Section 7.01(b); and

(xvi)      not publicly file any registration statement with the SEC.

Notwithstanding the foregoing, nothing in this Section 7.01 shall prohibit the Company from taking any action or omitting to take any action as expressly required by the terms of this Agreement.

7.02         Information Statement.

(a)          Immediately following the execution of this Agreement by the Company, the Company shall duly take all lawful action to obtain Stockholder Written Consents in amount sufficient to secure the Stockholder Approval as promptly as practicable after the date hereof. Promptly following the receipt of the Stockholder Approval, the Company shall deliver evidence of such approval to Parent.

(b)          As expeditiously as possible following the date hereof, the Company shall (i) complete the preparation of an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) provide Parent a reasonable opportunity to review and comment on the Information Statement, and (iii) thereafter deliver the Information Statement to the stockholders of the Company informing them of the approval of the Merger, the adoption of this Agreement in accordance with Section 228 of the DGCL and their rights under Section 262 of the DGCL. The Information Statement shall include a notice of the appraisal rights of the Stockholders in accordance with the first sentence of Section 262(d)(2) of the DGCL. The information furnished in any document mailed, delivered or otherwise furnished to the stockholders of the Company in connection with the solicitation of their consent to, and adoption of, this Agreement and the approval of the principal terms of the Merger, including the statements in the Information Statement, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)          Prior to the Effective Time, the Company shall notify the holders of Company Stock, Options and Warrants of the transactions contemplated hereby, to the extent required by the terms and conditions of this Agreement, the Company Governance Documents, the Company Plans, any Laws (including the DGCL), the Warrants or other agreements or instruments governing such securities and as contemplated herein.

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7.03         Access to Books and Records. From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company, consistent with applicable Law or “clean room procedures” established by the Company, shall, to the extent permitted by the HSR Act and any Other Antitrust Regulations, provide the Parent and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records (including Tax Returns and Tax workpapers) of the Company and its Subsidiaries in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire to make to confirm the representations and warranties made by the Company in Article V of this Agreement and to assist the Parent in planning its integration of the Company with Parent and its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company; and provided, further, that the Company and its Subsidiaries may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (b) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Neither the Company nor any of the Company Securityholders makes any representation or warranty as to the accuracy or completeness of any information (if any) provided pursuant to this Section 7.03, and neither the Parent nor the Merger Sub may rely (and Parent and Merger Sub acknowledge and agree that they have not so relied) on the accuracy or completeness of any such information, in each case, other than the representations and warranties of the Company expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 7.03 will be used by Parent and its authorized representatives solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

7.04         Regulatory Filings. Subject to Section 10.02, the Company shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company and its Subsidiaries required for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Parent in exchanging such information and providing such assistance as the Parent may reasonably request in connection with all of the foregoing and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings and (ii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

7.05         Notice to Warrant Holders. The Company shall notify the holders of the Warrants of the transactions contemplated hereby to the extent required by the terms and conditions of the Warrants and shall use its reasonable best efforts to cause each such holder to execute and deliver a Warrant Holder Consent Agreement as soon as reasonably practicable after the date hereof. Such notices shall be in form and substance reasonably satisfactory to Parent.

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7.06         Section 280G. On or prior to the thirtieth (30th) day following the date hereof (the “280G Calculation Date”), the Company will provide to the Parent calculations (and all relevant backup materials) done by Orrick, Herrington & Sutcliffe LLP or another firm acceptable to Parent (the “280G Calculations”) with respect to the amount of payments and benefits which have been, will or may be received in connection with the transactions contemplated by this Agreement (or which may be deemed under the applicable regulations to have been received in connection with such transactions) and which could reasonably constitute “parachute payments” subject to the restriction on deductions imposed under Section 280G of the Code and the Treasury Regulations promulgated thereunder (the “280G Arrangements)”; provided, that, with respect to any 280G Arrangements that are entered into after the date hereof and prior to the Closing, the applicable 280G Calculations will be provided to Parent no later than the later of (i) the 280G Calculation Date and (ii) the seventh (7th) Business Day following the date on which such 280G Arrangement is entered into. Prior to the Closing, the Company and each of its Subsidiaries shall use reasonable best efforts to seek, prior to the initiation of the equityholder approval procedure described below in this Section 7.06, from each Person to whom any payment or benefit will or could be made that could reasonably constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment subject to the deduction restrictions imposed by Section 280G of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder. Prior to the Closing, the Company and each of its Subsidiaries shall use its reasonable best efforts to solicit the approval by such number of equityholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in this Section 7.06 who has executed the waiver described therein to receive or retain, as applicable, such Person’s Waived Benefits. The Company shall provide Parent for its reasonable review and comment advance copies of all documents and communications by which it intends to seek the waiver and approvals described in this Section 7.06 and shall promptly provide Parent with copies of any executed waivers and evidence of the equityholder approval contemplated by this Section 7.06.

7.07         No Shop.

(a)          The Company shall not, and shall not permit any of the Company Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, employees, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

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(b)          The Company shall notify Parent orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, or any Company Representatives of any Acquisition Proposal from any Person, other than Parent or its Affiliates, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person, other than Parent, its Affiliates or its representatives. Any such notice of an Acquisition Proposal shall include the name of the proposed purchaser, the dollar amount, if any, of the purchase price of the Acquisition Proposal, its composition (i.e., cash, securities, etc.), any material contingencies (e.g., earn-out or other conditions) and any other material terms and provisions thereof.

(c)          The Company and each of its Subsidiaries shall (and shall cause the Company Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, its Affiliates or its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company or any Company Subsidiary shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any Company Subsidiary is a party.

7.08        Financial Information and Cooperation.

(a)          The Company shall use, and shall cause its officers, directors, executive-level employees, accountants, legal counsel, investment bankers and other authorized representatives (the “Company Representatives”) to use, their reasonable best efforts to cooperate and assist Parent and Merger Sub with respect to the arrangement of the Financing as may be reasonably requested by Parent in connection with the Financing (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere in any material respect with the ongoing operations of the Company and its Subsidiaries), including at the reasonable request of Parent, (a) promptly providing to Parent’s or Merger Sub’s Financing Sources all material financial and other pertinent information with respect to the Company and the transactions contemplated by this Agreement, including information and projections (provided that any such projections shall be limited to those shared with Parent prior to the date hereof) prepared by the Company relating to the Company and the transactions contemplated by this Agreement, to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Company or any of its Subsidiaries, (b) causing the Company Representatives to be reasonably available to Parent’s or the Merger Sub’s Financing Sources in connection with such Financing, to participate in due diligence sessions, meetings and drafting sessions and to participate in presentations related to the Financing, including presentations to rating agencies in each case, upon reasonable notice and at mutually agreed times (it being agreed that counsel need not discuss any matter to the extent it would result in the waiver of the attorney-client privilege; provided the Company shall use its reasonable best efforts to inform Parent of such limitation), (c) assisting, and using its reasonable best efforts to cause the Company Representatives to assist, in the preparation of one or more rating agency presentations, information memoranda, offering memoranda, lender and investor presentations and similar marketing documents to be used in connection with the Financing (including assisting in the preparation of pro forma financial statements meeting the requirements of SEC Regulation S-X to the extent reasonably requested by the Financing Sources) and assisting Parent’s or Merger Sub’s Financing Sources in preparing and delivering other appropriate marketing and closing materials, in each case to be used in connection with the Financing, (d) reasonably cooperating with the marketing efforts of Parent and its Financing Sources for any of the Financing, (e) providing and executing documents as may be reasonably requested by Parent, (f) causing the independent auditors of the Company, AAS and Kruse to provide reasonable and customary assistance and cooperation in connection with the Financing, including (A) providing consents for use of their reports in any materials relating to the Financing, (B) participating in a reasonable number of drafting sessions and accounting due diligence sessions and (C) rendering customary comfort letters, including for the Financing Information to be Compliant, including Company providing customary representations to such accountants, (g) assisting Parent in obtaining legal opinions of the Company’s counsel, (h) as promptly as reasonably practicable, furnishing Parent and the Financing Sources with the Financing Information and, as may be reasonably requested by Parent in connection with the Financing, other customary financial and other information regarding the Company and its Subsidiaries, and updating such information, including so that the Financing Information is and remains Compliant, (i) furnishing Parent and any Financing Sources promptly, and in any event within seven (7) Business Days after request, with all documentation and other information required by any governmental authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and (j) reasonably facilitating the pledge of the Company’s and its Subsidiaries’ assets as collateral.

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(b)          Parent shall promptly reimburse the Company for any reasonable, documented, out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.08, including up to one hundred thousand dollars ($100,000) for reasonable, documented, incremental out-of-pocket expenses and costs incurred in connection with accelerating the preparation of the 2016 fiscal year audited financial statements of the Company from March 31, 2017 to March 1, 2017. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time or to approve the execution or delivery of any document or certificate in connection with the Financing prior to the effectiveness of the Merger, (ii) enter into any definitive agreement relating to the Financing that is effective prior to the Effective Time, (iii) approve (by act of the applicable board of directors or otherwise) any Financing or agreements related thereto prior to the Closing, (iv) neither the Company nor its Subsidiaries shall be required to take any action that will conflict with or violate the Company Governance Documents or the Subsidiary Governance Documents, any Laws or result in a violation of breach of, or default under, any material agreement to which the Company or its Subsidiaries is a party, or (v) provide any information the disclosure of which is prohibited or restricted under applicable Law or where such disclosure would, in the opinion of counsel, reasonably be expected to result in the waiver of any attorney-client privilege; provided, that in the case of the preceding clause (v), that they shall use reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law or result in the waiver of such privilege, including by providing such information in redacted form as necessary to preserve such privilege or comply with such Law.  Nothing in this Section 7.08 shall require the cooperation of the Company to the extent that it would unreasonably interfere with the business or operations of the Company.  No officer of the Company or any of its Subsidiaries who is not reasonably expected to be an officer of the Surviving Corporation shall be obligated to deliver any certificate in connection with the Financing, and irrespective of the above, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Effective Time.  None of the Company or any of its Subsidiaries shall be required to take any action under any certificate, agreement, arrangement, document or instrument that is not contingent upon the occurrence of the Closing (including entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time.  Nothing in this Agreement will require any officer or employee of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 7.08 or any other provision of this agreement that could reasonably be expected to result in non-indemnified personal liability to such officer or Company Representative.

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(c)          The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos (i) are used solely in a manner that is not intended to, and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(d)          Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Company Representatives from and against any and all losses actually suffered or incurred by them in connection with the Financing or the performance by the Company or any Company Representative of the provisions contained in this Agreement relating to the Financing, including to the extent arising from any action taken by them at the request of Parent pursuant to this Section 7.08 and any information misused by the Financing Sources in connection therewith, except to the extent resulting from the bad faith, gross negligence or willful misconduct in information provided hereunder by any of the Company or its Subsidiaries as determined in a final judgment of a court of competent jurisdiction.

(e)          All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or any of its representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Merger Sub, without the prior written consent of the Company, shall be permitted to disclose such information (i) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, and, in each case, the rules and regulations thereunder, (ii) to any rating agencies and (iii) to potential financing sources (including potential debt investors and the Financing Sources) and their representatives.

7.09         Securityholder Schedule. Within five (5) Business Days following the last day of each month prior to the Effective Time, the Company shall deliver to Parent an updated Initial Securityholder Schedule as of the date thereof.

7.10         Contract Notice. The Company shall give the notice set forth in Section 7.10 of the Disclosure Schedule.

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Article VIII

COVENANTS OF PARENT

8.01         Director and Officer Liability and Indemnification.

(a)          From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any and all indemnification agreements between the Company and any of its current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and any indemnification provisions under the Company Governance Documents as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Company being referred to collectively as the “D&O Indemnitees”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses covering the period before the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law. Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the D&O Indemnitees shall survive the Merger and therefore shall be enforceable against the Surviving Corporation in accordance with their terms following the Effective Time.

(b)          Prior to Closing, the Company shall obtain a six-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that, such “tail” policy shall provide such coverage for six years from the Closing Date and shall be obtained from the Company’s or Parent’s current insurance company or another reputable insurance company, reasonably satisfactory to Parent (such policies, the “D&O Tail Policies”); provided, that 100% of the premium for the D&O Tail Policies shall be a Transaction Expense.

(c)          This Section 8.01 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnitees, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 8.01.

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8.02         Regulatory Filings. Subject to Section 10.02, the Parent shall (a) make or cause to be made all filings and submissions under any Laws or regulations applicable to the Parent required for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings and (ii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

8.03         Payments to Optionholders and Other Individuals. In order to ensure compliance with applicable Tax withholding requirements, any payments made hereunder to any Stockholder, Optionholder or other individual (including, for the avoidance of doubt, disbursements of any portion of the Merger Consideration), shall, at the request of the Representative or the discretion of the Parent, be made through the payroll processing system of the Surviving Corporation or any of its Subsidiaries.

8.04         Form S-8. Parent shall file a registration statement on Form S-8, to the extent such form is available, for the shares of Parent Common Stock issuable with respect to each Unvested Option assumed by Parent in the Merger as soon as administratively practicable following the Effective Time, but in any event no later than thirty (30) calendar days following the Closing Date, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Unvested Options remain outstanding.

8.05         Employee Matters. For the twelve (12) month period immediately following the Closing Date, Parent shall provide or cause to be provided to the employees of the Company or a Subsidiary of the Company who are employed by Parent or one of its Subsidiaries on and immediately after the Effective Time (“Continuing Employees”) employee benefits and regular compensation (disregarding long-term incentive compensation) no less favorable in the aggregate than those provided to such employees immediately prior to the Closing Date. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent (the “Parent Plans”) in which Continuing Employees participate following the Closing Date, for purposes of determining eligibility, vesting and entitlement to benefits, service with the Company or a Subsidiary of the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided that, such service shall not be recognized for purpose of accruals of benefits or to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Plan. Parent shall use reasonable best efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plan that is a group health plan to be waived with respect to the Continuing Employees and their eligible dependents. Notwithstanding the foregoing, (i) nothing in this Agreement shall be interpreted or construed to confer upon any employee any right with respect to continuance of employment by or other service with Parent or any Subsidiary of Parent, nor shall this Agreement interfere in any way with the right of Parent or any Subsidiary of Parent to terminate or change any Continuing Employee’s or service provider’s employment or other association, compensation or benefits at any time, or require Parent or any Subsidiary to continue the employment or services of any employee or service provider following the Effective Time and (ii) nothing in this Agreement shall constitute an amendment of, or interfere in any way with, the right of Parent or any Subsidiary to amend, terminate or otherwise discontinue any or all plans, practices or policies of Parent or any Subsidiary in effect from time to time.

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8.06         Financing.

(a)          Subject to the terms and conditions of this Agreement, Parent shall use, and shall cause its Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain (x) the Committed Financing on the terms and conditions, taken as a whole (including any “flex” provisions applicable thereto set forth in the Debt Fee Letters), described in the Debt Commitment Letter, or (y) any other financing (together with the Committed Financing, the “Financing”) that is in an aggregate amount sufficient, together with Parent’s cash on hand, to (I) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) as and when due and (II) pay all fees and expenses required to be paid at the Closing by the Parent or Merger Sub in connection with the Merger, including, if necessary, executing and delivering all such documents and instruments as may be reasonably required under the Debt Commitment Letter and using (and causing its Affiliates to use) their respective reasonable best efforts to:

(i)          comply with and maintain in effect the Debt Commitment Letter and the Debt Fee Letters, negotiate and enter into a definitive financing agreement with respect to the Committed Financing on the terms and conditions contained in the Debt Commitment Letter (the “Financing Agreement”) (and comply with and maintain in effect the Financing Agreement) so that the Financing Agreement is in effect as promptly as practicable (taking into account the Marketing Period) but in any event no later than the Closing;

(ii)         satisfy, or cause their respective representatives to satisfy, as promptly as practicable and on a timely (taking into account the Marketing Period) basis all conditions to the Committed Financing that are applicable to Parent and the Merger Sub in the Debt Commitment Letter and the Financing Agreement that are within their control (except that such obligation shall not be breached in respect of any condition where the failure to be so satisfied is a result of the Company’s failure to comply with Section 7.08); and

(iii)        in the event that all conditions contained to the Committed Financing and the Merger have been satisfied or waived, enforce the funding obligations under the Debt Commitment Letter and Financing Agreement in the event of a breach by the Financing Sources under the Debt Commitment Letter or the Financing Agreement.

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(b)          Parent shall not agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letter or any Financing Agreement without the prior written consent of the Company to the extent that such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Committed Financing from that contemplated by the Debt Commitment Letter delivered as of the date hereof (unless Parent or Merger Sub has a corresponding amount of excess available cash on hand or net proceeds of other Financing that are to be available to Parent or Merger Sub at the Closing such that the representation set forth in Section 6.09 of this Agreement will still be true and correct taking into account such commitment decrease, the then-applicable cash on hand and such net proceeds of other Financing), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Committed Financing in a manner that would make it less likely that the Committed Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement, or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Financing Agreement. Parent shall not agree to the withdrawal, termination, repudiation or rescission of any Debt Commitment Letter or Financing Agreement without the prior written consent of the Company and shall not release or consent to the termination of the obligations of the Committed Financing Sources under the Debt Commitment Letter without the prior written consent of the Company or in accordance with Section 8.06(c). For the avoidance of doubt, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles without the prior written consent of the Company. Upon any amendment, supplement, modification or replacement of, or waiver of, the Debt Commitment Letter or Financing Agreement in accordance with this Section 8.06(b), Parent shall deliver a copy thereof to the Company and references herein to “Debt Commitment Letter” and “Financing Agreement” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 8.06(b), and references to “Committed Financing” shall include and mean the financing contemplated by the Debt Commitment Letter or Financing Agreement as amended, supplemented, modified, replaced or waived in compliance with this Section 8.06(b), as applicable.

(c)          Parent shall have the right to substitute Financing (that is not Committed Financing or Alternative Committed Financing) for all or any portion of the Committed Financing contemplated by the Debt Commitment Letter from the same and/or alternative Financing Sources so long as (i) such substitution does not, as compared to the Committed Financing contemplated by the Debt Commitment Letter and Debt Fee Letters on the date of this Agreement, impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (A) prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (B) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter and (ii) the Company shall have consented in writing to such substituted Financing (such consent not to be unreasonably withheld, conditioned or delayed).

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(d)          In furtherance and not in limitation of the foregoing, except as contemplated in Section 8.06(c), in the event that any portion of the Committed Financing becomes unavailable on the terms or conditions (including the “flex” provisions contained in the Debt Fee Letters) or from the sources contemplated in the Debt Commitment Letter or the Financing Agreement for any reason or any of the Debt Commitment Letter or the Financing Agreement shall be withdrawn, terminated, repudiated or rescinded for any reason (but without limiting the obligations of Parent in the last sentence of Section 8.06(b) and in Section 8.06(a)(iii)), (i) Parent shall promptly so notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly (taking into account the Marketing Period) as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative debt Committed Financing Sources (the “Alternative Committed Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Committed Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related Debt Fee Letters) with respect to such Alternative Committed Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with only the fee amounts and market flex terms redacted from the Debt Fee Letters in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Alternative Committed Financing)); provided, that Parent shall not be required to obtain Alternative Committed Financing on terms and conditions that are less favorable, taken as a whole, to Parent than those in the Debt Commitment Letter that such Alternative Committed Financing and New Debt Commitment Letter would replace. In the event any Alternative Committed Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 8.06(d), references herein to (A) “Debt Commitment Letter” shall be deemed to include and mean the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter, as the case may be, at the time in question and any New Debt Commitment Letter to the extent then in effect, and (B) “Committed Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the preceding clause (A).

(e)          Parent shall (i) give the Company prompt written notice of any default, breach or threatened default or breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to the Debt Commitment Letter or the Financing Agreement that would reasonably be expected to make the likelihood that the Committed Financing (or any Alternative Committed Financing) would be funded less likely of which Parent or any of its Affiliates or their respective representatives becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof; provided, that in no event will Parent be under any obligation to disclose any information shared among Parent and its professional advisors in connection with matters contemplated by the foregoing clause (i) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege, and (ii) promptly upon the Company’s request, otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of the receipt by Parent or delivery by Parent of any notice or other communication, in each case with respect to (x) any actual or potential default under or breach of any provisions of the Debt Commitment Letter or Financing Agreement by Parent, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to the Debt Commitment Letter or Financing Agreement or (y) any dispute or disagreement between or among parties to the Debt Commitment Letter or Financing Agreement with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (B) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing contemplated by the Debt Commitment Letter or Financing Agreement that is required for Parent to consummate the Merger and the other transactions contemplated hereby or, if applicable, will be unable to obtain Alternative Committed Financing. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence. Notwithstanding the foregoing, in no event will Parent be under any obligation to disclose any information shared among Parent and its professional advisors in connection with matters contemplated by the immediately preceding two sentences that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege.

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(f)          Parent acknowledges and agrees that neither the obtaining of the Committed Financing, any Alternative Committed Financing or any other Financing is a condition to the Closing.

Article IX

TERMINATION

9.01         Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a)          by mutual written consent of the Parent and the Company;

(b)          by the Parent or the Company upon the issuance by a Governmental Body of an Order permanently restraining, enjoining or otherwise prohibiting the Merger, which Order shall have become final and non-appealable;

(c)          by Parent if Parent has not received evidence of receipt of the Stockholder Approval within twenty four (24) hours from the time of the execution of this Agreement; provided, however, that this termination right shall no longer apply and shall expire if not invoked by Parent prior to actual delivery of the Stockholder Approval (regardless of timing);

(d)          by the Parent or the Company if the Closing shall not have occurred on or before 5:00 p.m. (Eastern Time) on June 29, 2017 (the “End Date”); provided, however, that if on such date any of the conditions to Closing set forth in Section 4.03(b) or Section 4.03(c) shall not have been satisfied or duly waived by the party or parties entitled to the benefit of such condition but all other conditions to Closing set forth in Article IV shall have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date, but which would be capable of being satisfied if the Closing Date occurred on the End Date) or waived, then the End Date shall be automatically extended without further action of the parties to 5:00 p.m. (Eastern time) on September 29, 2017; provided, further, that if the Marketing Period has commenced and is continuing but the Closing has not yet occurred as of the End Date, then the End Date shall automatically be extended to (and shall be deemed for all purposes to be) the date that is three (3) Business Days following the then-scheduled end date of the Marketing Period; provided, further, that no termination may be made by a party hereto under this Section 9.01(d) whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before the End Date (as extended) and such action or failure to act constitutes a breach of this Agreement;

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(e)          by the Parent, upon a breach of any covenant or agreement on the part of the Company or the Representative set forth in this Agreement, or if any representation or warranty contained in Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 4.01(a), 4.01(b) or 4.01(c) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that, until such date as the Closing should occur pursuant to Section 3.01, if such inaccuracy of the representation and warranties contained in Article V or breach is curable through the exercise of reasonable best efforts and for so long as the Company or the Representative continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 9.01(e) (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied); or

(f)          by the Company, upon a breach of any covenant or agreement on the part of the Parent or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent or the Merger Sub shall be or have become untrue, in either case, such that any of the condition set forth in Section 4.02(a) or 4.02(b) would not be satisfied; provided, however, that, until such date as the Closing should occur pursuant to Section 3.01, if such inaccuracy of the representation and warranties contained in Article VI or if such breach is curable by the Parent and the Merger Sub through the exercise of reasonable best efforts and for so long as the Parent and the Merger Sub continue to exercise such reasonable best efforts, the Representative and the Company may not terminate this Agreement under this Section 9.01(f) (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(f) if the Company shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured such that such conditions would then be satisfied).

9.02         Notice of Termination; Effect of Termination. If a party hereto wishes to terminate this Agreement pursuant to Section 9.01, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 9.01 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall be of no further force or effect without liability on the part of any party hereto or any of their respective officers or directors and all rights and obligations of any party hereto will cease; provided, however, that notwithstanding anything herein to the contrary (i) the provisions set forth in this Section 9.02, Article XI, Section 12.02, Section 12.12, and Section 12.13 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability for willful breach of this Agreement or fraud in connection with this Agreement and the transactions contemplated hereby. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

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Article X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01         Further Assurances. From time to time, as and when reasonably requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.02        Regulatory Filings; Efforts.

(a)          The Company and the Parent shall use reasonable best efforts to (i) file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required by the HSR Act for the Merger contemplated hereby within fifteen (15) Business Days of the date hereof or such later date as may be agreed by the parties and to provide any additional or supplemental information and documentary material requested in connection therewith pursuant to the HSR Act, (ii) with respect to any other Governmental Body, promptly make any other filings or reports, and submit any information and documentation required for the Merger contemplated hereby, pursuant to any Other Antitrust Regulations, (iii) subject to Section 10.02(c) and 10.02(d), cause the expiration or termination of the applicable waiting periods under the HSR Act or Other Antitrust Regulations, as applicable, as soon as practicable after the date hereof, and (iv) subject to Section 10.02(c) and 10.02(d), avoid any impediment to the consummation of the Merger under any applicable Laws (including the HSR Act and Other Antitrust Regulations) which would cause the conditions set forth in Sections 4.03(b) and 4.03(c) not to be satisfied as of the Closing, including using reasonably best efforts to take all such action as may reasonably be necessary to resolve such objections (if any) as the FTC, the DOJ, or any other Governmental Body or Person may assert under any applicable Laws (including the HSR Act and Other Antitrust Regulations) with respect to the Merger which would cause the conditions set forth in Sections 4.03(b) and 4.03(c) not to be satisfied as of the Closing. Each of the Company and the Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. The Parent shall be responsible for the filing fees payable in connection with the filings described in the first sentence of this Section 10.02.

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(b)          The Company and the Parent shall: (i) promptly notify each other of any oral or written communication received from any Governmental Body, and (ii) subject to applicable law, furnish the other party copies of all correspondence, filings, applications, submissions, notifications, documents, and communications (and memoranda setting forth substance thereof) between them and their respective affiliates on one hand, and any Governmental Body on the other hand, with respect to this Agreement, including advanced drafts thereof and the reasonable opportunity to comment on them. Except as may be prohibited by any Governmental Body and applicable law, each party will consult and cooperate with the other, and will consider in good faith, the views of the other party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any Other Antitrust Regulations. To the extent permitted by any such Governmental Body, each party will permit authorized representatives of the other party to be present at each meeting or teleconference relating to any investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such investigation or legal proceeding. Parent shall have the sole right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for defending any lawsuit challenging the Merger, and for leading all meetings and communications with any Governmental Body that has authority to enforce the HSR Act or any Other Antitrust Regulations; provided however, that Parent shall consult with the Company and consider in good faith views expressed by the Company and its advisors concerning the foregoing.

(c)          Notwithstanding anything to the contrary contained in this Agreement, nothing shall require Parent to take any action that will require, or be deemed to require, Parent or the Company to take any action described in this Section 10.02(c) that could reasonably be expected to have or result in a “Material Adverse Impact,” including but not limited to any Material Adverse Impact that would result from (i) disposing or transferring any asset, including those of Parent or Company; (ii) licensing or otherwise making available to any Person, any technology or other Intellectual Property of Parent or Company; (iii) holding separate any assets or operations (either before or after the Closing Date) of Parent or Company; or (iv) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Body or otherwise) regarding future operations of the Parent or Company’s business to obtain any approval from any Governmental Body or to prevent the initiation of any lawsuit by any Governmental Body under the HSR Act or Other Antitrust Regulations or to prevent the entry of any decree, judgment, injunction (preliminary or permanent), or any order that would otherwise make the Agreement, Merger, or any contingent agreements unlawful. “Material Adverse Impact” means any material reduction in the value (including any reasonably anticipated economic benefit), measured either individually or in the aggregate, of Parent, the Company or the combined businesses, expected from any of the transactions contemplated by this Agreement.

(d)          Notwithstanding anything to the contrary contained in this Agreement or contingent agreements, Parent shall not be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or Other Antitrust Regulations, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Body, which decree, judgment, injunction or other order would make the Merger contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the Merger contemplated hereby, Parent is not required to take any action to contest or resist any such action or proceeding or to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger contemplated by this Agreement or to have such decree, judgment, injunction or other order repealed, rescinded, or made inapplicable so as to permit consummation of the Merger contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the End Date.

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(e)          Notwithstanding anything to the contrary contained herein, this Section 10.02 shall not apply to any matters relating to Taxes.

10.03         Government Permits. The Company will cooperate with Parent to use reasonable best efforts to promptly prepare any amendments or take any other necessary steps, if reasonably requested by Parent, to transfer current Permits, including export and import licenses, agreements and other approvals issued by a Governmental Body, to such entity as Parent may designate.

10.04         CFIUS Approval. Each of the Company and Parent shall, and shall cause its Affiliates to, use its or their respective reasonable best efforts to obtain the CFIUS Approval as promptly as practicable after the date hereof. Such reasonable best efforts shall include, without limitation, promptly (and not later than 15 Business Days after the date hereof, unless otherwise agreed by the parties) making any draft filing required in connection with the CFIUS Approval in accordance with 31 C.F.R. Part 800, and promptly making any final filing in connection with the CFIUS Approval and in accordance with 31 C.F.R. Part 800 after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement.

10.05         ITAR Notices.

(a)          If the Company is registered under or has an outstanding application for registration under the ITAR, each of the Company and Parent shall: (a) in the case of the Company, promptly (but in no event later than sixty (60) days prior to the Closing Date) submit an ITAR 60-Day Notice; (b) promptly provide all relevant information within their respective control and requested by DDTC in connection with the ITAR 60-Day Notice; and (c) keep each other generally apprised of communications with, and requests for, additional information from such Governmental Body, and use their respective reasonable best efforts to satisfy the 60-Day Notice Condition. Subject to applicable Law, the Company and the Parent will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or Parent relating to proceedings under the ITAR, including the preparation and timely filing with DDTC of notices pursuant to Section 122.4(a) of the ITAR, and the preparation and timely submission to DDTC of requests to transfer or amend licenses, agreements and other authorizations under the ITAR.

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(b)          Notwithstanding anything in this Agreement to the contrary, neither the Parent nor the Company shall be required to agree to any term or take any action in connection with the efforts to satisfy the 60-Day Notice Condition, whether or not requested by any Governmental Body as requirements or conditions to mitigate any ITAR concerns or otherwise, that would be reasonably likely to have a material adverse effect on the Parent or the Surviving Corporation.

Article XI

INDEMNIFICATION

11.01         Indemnification of the Parent Indemnified Parties. From and after the Closing, each Indemnifying Securityholder, severally and not jointly, based on their respective Indemnity Allocation Percentages, shall indemnify the Parent and each of its Affiliates, officers, directors, employees or agents (collectively, the “Parent Indemnified Parties”) (subject to, and in accordance with, the provisions of this Article XI and the Escrow Agreement) against, and hold them harmless from (a) the matters set forth in Section 11.01 of the Disclosure Schedule and (b) any and all out-of-pocket loss, liability, damage, Tax or expense (including reasonable legal fees) suffered or incurred by any of the Parent Indemnified Parties (collectively, “Losses”) to the extent resulting from any breach by the Company of any of the Fundamental Representations (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty solely for the purpose of determining the amount of any such loss, liability, damage, Tax or expense) or from fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby and, in each case, to the extent such Losses are determined by a final order of a court of competent jurisdiction or in a written agreement of Parent and the Representative; provided, that, the Parent Indemnified Parties shall not be entitled to recover under this Section 11.01 until the total amount which the Parent Indemnified Parties would otherwise recover under this Section 11.01 exceeds on a cumulative basis an amount equal to two hundred fifty thousand dollars ($250,000) (the “Deductible”), and then only to the extent of any such excess; and the Parent Indemnified Parties shall not be entitled to recover under this Section 11.01 or otherwise an aggregate amount in excess of the Indemnification Escrow Amount (the “Cap”). Notwithstanding the foregoing, the Deductible and Cap shall not apply in the case of Losses resulting from fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby. For purposes of this Agreement, “fraud” shall mean as finally determined by a court of competent jurisdiction, an actual, intentional and knowing common law fraud (and not a constructive fraud or negligent misrepresentation or omission) and, with respect to fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, fraud shall mean statements of the Company Representatives that are (i) known by them to be false, made with reckless disregard for the truth or falsity thereof or without reasonable grounds for belief and (ii) made by them with an intent that Parent rely thereon.

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11.02         Exclusive Remedy. From and after the Closing, the Parent Indemnified Parties’ sole and exclusive remedy against the Indemnifying Securityholders with respect to any and all Losses or Claims resulting from this Agreement or any right or obligation under this Agreement, including as to this Agreement’s existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort (other than any Losses or Claims resulting from fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby), shall be pursuant to the provisions of Section 3.03(g), this Article XI, Section 12.14, the provisions of the Escrow Agreement, and the terms and conditions of each Stockholder Letter of Transmittal, Optionholder Letter of Transmittal and Warrant Holder Consent Agreement. Except for the Parent pursuant to Section 3.02(e), no Person shall have any obligation to fund the Indemnification Escrow Account. Notwithstanding any other provision of this Agreement: (a) Claims by a Parent Indemnified Party for Losses due to fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby shall be satisfied: (i) first, from the Escrow Account, but only after (1) satisfying all other pending claims that are not claims for fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, and (2) making appropriate reserves as provided in the Escrow Agreement for any unresolved claim, and (ii) second, if the Escrow Account is insufficient after such satisfaction or reserve, at the election of the Parent Indemnified Party, directly from each Indemnifying Securityholder, severally in accordance with such Indemnifying Securityholder’s Indemnity Allocation Percentage of the Losses and not jointly, up to (and not in excess of) the aggregate Merger Consideration received by such Indemnifying Securityholder hereunder; and (b) no Indemnifying Stockholder shall be liable for fraud committed by any Person (including any Person or Company Representative acting on behalf of the Company), other than fraud committed by the Company in connection with this Agreement and the transactions contemplated hereby, unless such Indemnifying Stockholder aided, abetted, committed, knowingly facilitated or otherwise participated in such fraud.

11.03         Termination of Indemnification. The obligations to indemnify and hold harmless Parent Indemnified Parties pursuant to Section 11.01 shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 11.05; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Parent Indemnified Party shall have, prior to the expiration of the applicable period, previously made a Claim by delivering a written notice to the Representative (on behalf of the Indemnifying Securityholders).

11.04        Procedures Relating to Indemnification.

(a)          In the event of a Claim or demand made by any non-Affiliated Person against a Parent Indemnified Party (a “Third-Party Claim”), such Parent Indemnified Party shall notify the Representative (on behalf of the Stockholders, Vested Optionholders and Warrant Holders (the “Indemnifying Securityholders”)) in writing of the Third-Party Claim promptly (and in no event later than ten (10) Business Days) following receipt by such Parent Indemnified Party of notice of the Third-Party Claim; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Securityholders shall have been actually prejudiced as a result of such failure. Thereafter, the Parent Indemnified Party shall deliver to the Representative promptly after the Parent Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Parent Indemnified Party relating to the Third-Party Claim.

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(b)          If a Third-Party Claim is made against a Parent Indemnified Party in an amount which is less than the amount of Indemnification Escrow Funds then available, the Representative shall be entitled to, at the Indemnifying Securityholders’ expense, participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Representative and reasonably satisfactory to the Parent Indemnified Party; provided, however, that the Representative may not assume and conduct the defense of such Third-Party Claim if (i) a material part of such Third-Party Claim seeks equitable relief (other than equitable Claims that are ancillary to a Claim for monetary damages) or if (ii) such Third-Party Claim relates to or arises in connection with any criminal Claim, indictment, allegation or investigation of Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries, by a Governmental Body. Notwithstanding the foregoing, the Representative shall continue to be entitled to assert any limitation on any Claims made by any Parent Indemnified Party contained in Sections 11.01 and 11.02. Should the Representative so elect to assume the defense of a Third-Party Claim, the Representative shall not be liable to the Parent Indemnified Party for legal expenses subsequently incurred by the Parent Indemnified Party in connection with the defense thereof. If the Representative assumes such defense, the Parent Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Representative, it being understood, however, that the Representative shall control such defense. The Representative (on behalf of the Indemnifying Securityholders) shall be liable for the fees and expenses of counsel employed by the Parent Indemnified Party for any period during which the Representative has not assumed the defense thereof, if and only if it is ultimately determined that such Third-Party Claim arose out of, resulted from, related to or was in connection with a matter listed in Sections 11.01 and 11.02. If the Representative chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Representative’s request) the provision to the Representative of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Representative shall control the defense of any Third-Party Claim then the Representative shall be entitled to settle such Third-Party Claim; provided, that, the Representative shall obtain the prior written consent of the Parent Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Claim or ceasing to defend such Claim if (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Parent Indemnified Party, (ii) such settlement does not expressly and unconditionally release the Parent Indemnified Party from all liabilities and obligations with respect to such Claim, without prejudice or (iii) such settlement is in an amount which is greater than the amount of Indemnification Escrow Funds then available. Whether or not the Representative shall have assumed the defense of a Third-Party Claim, no Parent Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim for which any sums are recoverable from the Indemnification Escrow Funds pursuant to Section 11.01 without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

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(c)          In the event that a Parent Indemnified Party determines that it may be entitled to indemnification pursuant to this Article XI for an item or matter that is not the subject of a Third-Party Claim, the Parent Indemnified Party shall, promptly upon its discovery of such item or matter (and in no event later than ten (10) Business Days following such discovery), notify the Representative (on behalf of the Indemnifying Securityholders) in writing of such Claim. Such notification shall (i) state that the Parent Indemnified Party has paid or incurred Losses for which such Parent Indemnified Party is entitled to indemnification pursuant to this Article XI and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred and the nature of the breach or Claim to which each such item is related and the computation of the amount to which such Parent Indemnified Party claims to be entitled hereunder. The Parent Indemnified Parties shall reasonably cooperate and assist the Representative and the Indemnifying Securityholders in determining the validity of any Claim for indemnity by the Parent Indemnified Party and in otherwise resolving such matters, such assistance and cooperation to include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.05         Survival. The Fundamental Representations herein shall survive the Effective Time for purposes of the indemnification provisions set forth herein and shall terminate at 5:00 p.m., Pacific time, on the date that is nine (9) months after the Closing Date and no Claims pursuant to this Agreement or otherwise may be brought hereunder with respect to such Fundamental Representations thereafter; provided that, for the avoidance of doubt, if any claim for indemnification has been asserted prior to 5:00 p.m., Pacific time, on the date that is nine (9) months after the Closing Date, such claim shall survive and continue in effect until final resolution of such claim. Except as set forth in the immediately preceding sentence, none of the representations and warranties in this Agreement shall survive the Effective Time and no Claims may be brought hereunder and no Losses may be recovered with respect to such representations and warranties. All covenants contained in this Agreement which are to be performed prior to the Effective Time shall terminate as of the Effective Time and no Claims may be brought hereunder and no Losses may be recovered for any breach thereof prior to the Effective Time. The covenants contained in this Agreement which are to be performed at or after the Closing shall terminate once such covenants are fully performed; provided, however, that none of the Indemnifying Securityholders shall have any obligation or liability therefor. Except for any Claims resulting from fraud committed by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby (it being agreed that any such Claims shall terminate and may not be brought after 5:00 p.m., Pacific time on the date that is five (5) years after the Closing Date), no Claim for indemnification hereunder and no Losses may be recovered for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 11.05. For the avoidance of doubt, it is the intention of the parties to this Agreement that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties and covenants and the right to make indemnification claims in respect thereof under this Agreement.

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11.06        Manner of and Limitations on Payment. Subject to, and in accordance with, the provisions of this Article XI, any indemnification of the Parent Indemnified Parties pursuant to this Article XI shall be delivered to the Parent from the Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by the Parent within ten (10) days after the determination thereof in accordance with this Agreement and the Escrow Agreement. The amounts remaining in the Indemnification Escrow Funds shall be the sole and exclusive remedy for a Parent Indemnified Party to recover its Losses with respect to Losses claimed under Section 11.01 as a result of breaches by the Company of any Fundamental Representations. No Claim may be made against, and no Losses may be recovered from, any Indemnifying Securityholder unless and until the Indemnification Escrow Funds have been exhausted or distributed. Notwithstanding any other provision of this Agreement, under no circumstances shall any Indemnifying Securityholder be liable to the Parent Indemnified Parties for an aggregate amount in excess of the Merger Consideration actually received by Indemnifying Securityholder. Under no circumstances shall any Parent Indemnified Party be entitled to indemnification pursuant to this Article XI for special, indirect, incidental, consequential, multiple of any financial or business measure (including earnings, sales or other benchmarks), expectancy, indirect, punitive, exemplary or other similar damages, including diminution in value, lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation (other than damages awarded to a third party in a Third-Party Claim). No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

11.07         Losses Net of Insurance Proceeds. All losses for which the Parent Indemnified Parties would otherwise be entitled to indemnification under this Article XI shall be reduced by the net amount of insurance proceeds and indemnification payments and other third-party recoveries actually received by the Parent Indemnified Parties in respect of any losses incurred by the Parent Indemnified Parties. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries not previously taken into account are obtained by the Parent Indemnified Parties subsequent to receipt by the Parent Indemnified Parties of any indemnification payment hereunder in respect of the Claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Parent Indemnified Parties of all or the relevant portion of such recovery and appropriate payments shall be made promptly by the relevant Parent Indemnified Parties. All such recoveries or payments shall be determined net of any expenses, costs or other fees incurred by the Parent Indemnified Parties, including any loss or erosion of coverage, increase in premiums or the costs and expenses of outside counsel and other advisors to the Parent Indemnified Parties.

11.08         Tax Treatment of Indemnity Payments. To the extent permitted by applicable Laws, any indemnity payments made under this Article XI shall be treated by the parties hereto, for federal income Tax and other applicable Tax purposes, as an adjustment to the Merger Consideration.

11.09         Approval of Escrow. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by each Stockholder (other than Stockholders properly exercising appraisal rights for Dissenting Shares), Optionholder and Warrant Holder pursuant to the Stockholder Written Consent, Stockholder Letter of Transmittal, Optionholder Letter of Transmittal and Warrant Holder Consent Agreement, as applicable, shall constitute approval by such Company Securityholders, as specific terms of the Merger, and the irrevocable agreement of such Company Securityholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, the deposit of the Indemnification Escrow Amount into escrow, the indemnification obligations set forth in this Article XI hereof and the appointment and sole authority of the Representative to act on behalf of such Company Securityholders as provided for herein and in the Escrow Agreement.

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11.10         Financing Sources. Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Parent and Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Parent and Merger Sub) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Committed Financing under any commitment letter related thereto.

Article XII

MISCELLANEOUS

12.01         Press Releases and Communications. Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein, or, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Parent and the Company, unless required by Law, in which case the Company and Parent shall have the right to review and comment on such press release or announcement prior to publication; provided, however, that announcements or communications may be made (a) in connection with the solicitation of stockholder adoption of this Agreement or approval of the Merger and matters associated therewith (including providing notices to stockholders), (b) as and to the extent disclosure is required by the Company’s stockholders to their respective Tax or financial advisors for purposes of complying with such stockholders’ Tax obligations or other reporting obligations under Law arising out of the transactions contemplated hereby and (c) to the extent disclosure is made by a Company stockholder that is an investment fund to its partners, subject to a duty of confidentiality, and is limited to the results of such stockholder’s investment in the Company and such other information as is required to be disclosed by such stockholder under its partnership agreement, limited liability company agreement or comparable organizational agreement.

12.02         Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants, and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company or the Indemnifying Securityholders shall be paid by the Indemnifying Securityholders or, prior to the Closing, by the Company, or (b) by the Parent or the Merger Sub shall be paid by the Parent; provided, that if the Closing occurs, the Surviving Corporation shall pay such fees, costs and expenses of the Parent and the Merger Sub (it being acknowledged that such fees, costs and expenses shall not be considered Transaction Expenses hereunder and will not be included as a payable in the calculation of Working Capital hereunder) provided, further, that if the Closing occurs, notwithstanding anything to the contrary in this Agreement, the Indemnifying Securityholders shall be responsible for the timely payment of all Transfer Taxes arising out of the Merger. In addition, the Representative (on behalf of the Indemnifying Securityholders) shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes.

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12.03         Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail, (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Parent, Merger Sub or,
following the Closing, the Surviving Corporation:

Ritchie Bros. Auctioneers Incorporated
9500 Glenlyon Parkway
Burnaby, British Columbia, Canada V5J 0C6
Attention:	Darren Watt, General Counsel and
Corporate Secretary
Facsimile:	(778) 331-5501
Email:	dwatt@rbauction.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:	Margaret A. Brown, Esq.
Facsimile:	(617) 305-4815
Email:	Margaret.Brown@skadden.com

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Notices to the Representative:

Fortis Advisors LLC
Attention:	Notices Department
Facsimile:	(858) 408-1843
Email:	notices@fortisrep.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention:	John V. Bautista; Richard Vernon Smith
Facsimile:	(650) 614-7401
Email:	jbautista@orrick.com; rsmith@orrick.com

Notices to the Company:

IronPlanet Holdings, Inc.
3825 Hopyard Road, No. 250
Pleasanton, CA 94588
Attention:	Douglas P. Feick, SVP, Corporated Development
and Chief Legal Officer
Facsimile:	(925) 660-3286
Email:	dfeick@ironplanet.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention:	John V. Bautista; Richard Vernon Smith
Facsimile:	(650) 614-7401
Email:	jbautista@orrick.com; rsmith@orrick.com

12.04         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary or Subsidiaries of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

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12.05         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06         Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one (1) representation and warranty in Article V, the Parent and the Merger Sub shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of Law or breach of contract).

12.07         Amendment and Waiver. Subject to applicable Law, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by (i) Parent, the Company and the Representative prior to the Effective Time and (ii) Parent and the Representative after the Effective Time; provided that, after approval and adoption of this Agreement and the Merger by the Company’s stockholders and without their further approval, no amendment or waiver shall (i) reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Stock. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default; provided, further that no amendment, supplement or change may be made to Section 11.06, Section 11.10, Section 12.09, Section 12.12 or this Section 12.07 that adversely impacts any Committed Financing Source without the prior written consent of the Committed Financing Sources adversely impacted thereby.

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12.08         Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including that certain letter agreement, dated June 29, 2016, by and between the Parent and the Company. Except for the representations and warranties expressly set forth in Article V, the Parent, the Merger Sub and the Company hereby agree that: (a) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or the representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person) and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article V.

12.09         Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or Claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, (i) Section 8.01 is intended for the benefit of, and shall be enforceable by, the D&O Indemnitees, (ii) Article XI is intended for the benefit of, and shall be enforceable by, the Parent Indemnified Parties, (iii) Sections 11.06, 11.10, 12.07, 12.09 and 12.12 are intended for the benefit of, and shall be enforceable by, the Financing Sources and the Financing Sources shall be entitled to rely on such Sections, and (iv) after the Effective Time, the rights of holders of Company Securityholders to receive the Merger consideration specified in Article II shall be enforceable by such holders.

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12.10         Release.

(a)          The Company, the Representative and each Company Securityholder that has executed and delivered a Stockholder Written Consent, a Stockholder Letter of Transmittal, an Optionholder Letter of Transmittal or a Warrant Holder Consent Agreement (collectively, the “Consenting Securityholders”), and its legal, financial, accounting and other representatives, upon the Effective Time, shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company and its Subsidiaries, Parent, Merger Sub, the Surviving Corporation and any other Subsidiary of Parent, including their respective officers, partners, directors and employees, from (i) any and all obligations or duties the Company or any of its Subsidiaries might have to such Consenting Securityholder prior to the Effective Time, (ii) any and all Claims of liability, whether legal or equitable, of every kind and nature, which such Consenting Securityholder in their capacity as such ever had, now has or may Claim against the Company or any of its Subsidiaries, Parent, Merger Sub or any other Subsidiary of Parent, in each case, in connection with this Agreement or the transactions contemplated hereby, and (iii) any and all Claims of liability, whether legal or equitable, or every kind and nature, which such Consenting Securityholder in their capacity as such ever had, now has or may Claim against the Company or any of its Subsidiaries, Parent, Merger Sub or any other Subsidiary of Parent, in each case arising out of facts or circumstances occurring at any time on or prior to the Effective Time; provided, however, that such release shall exclude those Claims, liabilities, obligations and duties of the Company, Parent, Merger Sub and the Surviving Corporation and their respective Subsidiaries arising under this Agreement or the Commercial Arrangements and shall exclude, to the extent applicable with respect to any Consenting Securityholder (or such Consenting Securityholder’s officers, directors, members, employees, agents or representatives): (i) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement) to any director, officer, employee or consultant of the Company, (ii) reimbursement for expenses incurred by any such Consenting Securityholder in the ordinary course of his or her service to the Company which are reimbursable under the Company’s or any of its Subsidiary’s expense reimbursement policies, (iii) accrued vacation for any current officer or employee of the Company, subject to the Company’s or its applicable Subsidiary’s policies on accrual and carry forward, (iv) any outstanding contractual obligations of the Company, the Parent, the Surviving Corporation or any of their respective subsidiaries to indemnify such Consenting Securityholder or any such director or officer, including the obligations in respect of the D&O Indemnitees pursuant to Section 8.01 of this Agreement; (v) any obligations under the Company Governance Documents as in effect immediately prior to the Effective Time or applicable Law with respect to the indemnification of such Consenting Securityholder; (vi) the rights of Persons specified in the second sentence of Section 12.09 of this Agreement; (vii) after the Effective Time, the right to receive the Merger Consideration in accordance with Article II of this Agreement and any purchase price adjustment pursuant to Section 3.03 of this Agreement, and such Consenting Securityholder’s applicable portion of the Indemnification Escrow Fund and Representative Holdback Amount, if any, in each case subject to and in accordance with the terms and conditions of this Agreement; (viii) any rights of such Consenting Securityholder that are necessary to enable the Representative or such Consenting Securityholder to defend any claim for indemnification asserted by a Parent Indemnified Party pursuant to the Merger Agreement, or any counterclaims claims of such Consenting Securityholder with respect to any such claim asserted by a Parent Indemnified Party; (ix) any claims against the Parent or its Subsidiaries that are unrelated to the Merger Agreement or the transactions contemplated thereby; (x) any other rights and remedies that such Consenting Securityholder may have pursuant to this Agreement, the Stockholder Written Consent or the Escrow Agreement; (xi) any claims arising out of any commercial agreements, arrangements or relationships between such Consenting Securityholder and the Company that are unrelated to such Company Securityholder’s status as a securityholder of the Company as of or prior to the Effective Time or the transactions contemplated by the Merger Agreement; or (xii) the right of such Consenting Securityholder to the CAT Incentive Shares, as applicable.

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(b)          The terms and provisions of this Section 12.10 are specific terms of the Merger, and the approval and adoption of this Agreement and approval and adoption of the Merger by the Company Securityholders pursuant to a Stockholder Written Consent, a Stockholder Letter of Transmittal, an Optionholder Letter of Transmittal or a Warrant Holder Consent Agreement shall constitute approval and adoption by such Company Securityholders, as specific terms of the Merger, and the irrevocable agreement of such Company Securityholders to be bound by such terms and provisions.

12.11         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile or in portable document format (pdf) shall be binding for all purposes hereof.

12.12         Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all Claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.03 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH SELLER RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR (iii) THE FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

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12.13        Representative. Effective upon approving this Agreement and the transactions contemplated hereby or by executing and delivering a Stockholder Written Consent, Stockholder Letter of Transmittal, Optionholder Letter of Transmittal or Warrant Holder Consent Agreement, each Stockholder (other than Stockholders properly exercising appraisal rights for Dissenting Shares), Vested Optionholder and Warrant Holder will, as a specific term of the Merger, be deemed to have agreed that:

(a)          The Representative is irrevocably constituted and appointed as the representative, exclusive agent, proxy, and attorney in fact (coupled with an interest) for all such Persons for all purposes under this Agreement including the full power and authority on such Person’s behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate Claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of Closing Proceeds contemplated by Section 3.03 and Claims for indemnification under Article XI), (iii) to cause to be received or disbursed to, any Indemnifying Securityholder any funds received on behalf of such Indemnifying Securityholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise, (iv) to direct withholding of any amounts to be received by any Indemnifying Securityholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Indemnifying Securityholders) any and all obligations or liabilities of any Indemnifying Securityholder or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Indemnifying Securityholders) in connection with the adjustment of Closing Proceeds contemplated by Section 3.03 or the indemnification of the Parent Indemnified Parties under Article XI), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any Indemnifying Securityholder) and (vi) to take, or refrain from taking, all other actions to be taken by or on behalf of any Indemnifying Securityholder or as deemed necessary by the Representative in connection with this Agreement, the Escrow Agreement and any other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the Merger and the death, incapacity, bankruptcy, dissolution or liquidation of each Indemnifying Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Securityholder of the whole or any fraction of his, her or its interest in the Indemnification Escrow Funds. All decisions and actions by the Representative or omitted to be taken by the Representative shall be binding upon each Indemnifying Securityholder and such Indemnifying Securityholder’s successors as if expressly confirmed and ratified in writing by such Indemnifying Securityholder, and no Indemnifying Securityholder shall have the right to object, dissent, protest or otherwise contest the same, except for decisions, actions or omissions of the Representative constituting willful misconduct. The Representative shall have no duties or obligations hereunder or under the Escrow Agreement, including any fiduciary duties, except those set forth herein and in the Escrow Agreement, and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule;

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(b)          Certain Indemnifying Securityholders have entered into an engagement agreement with the Representative to provide direction to the Representative in connection with its services under this Agreement and the Representative engagement agreement (such Indemnifying Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Indemnifying Securityholder for any act done or omitted hereunder, under the Escrow Agreement or under the Representative engagement agreement as the Representative Group while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Representative Group shall be indemnified, defended, held harmless and reimbursed by each Indemnifying Securityholder severally (based on each Indemnifying Securityholder’s Indemnity Allocation Percentage), and not jointly, against all losses, liabilities, claims, damages, fees, costs, expenses (including reasonable attorneys’ fees and costs of other skilled professional and in connection with seeking recovery from insurers), judgments, fines and amounts paid or incurred by the Representative Group in connection with any Claim, action, suit or proceeding to which the Representative Group is made a party by reason of the fact that such Person is or was acting as the Representative Group pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations on behalf of the Indemnifying Securityholder) (collectively, the “Representative Expenses”). Any and all amounts paid or incurred by the Representative Group in connection with any Claim, action, suit or proceeding to which the Representative Group or such other Person is made a party by reason of the fact that it is or was acting as the Representative Group pursuant to the terms of this Agreement are on behalf of the Indemnifying Securityholders (and, not for the avoidance, on behalf of the Representative in any other capacity, as a Stockholder or otherwise);

(c)          The Representative Group shall not incur any liability to any Indemnifying Securityholder by virtue of the failure or refusal of the Representative Group for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder. The Representative Group shall have no liability in respect of any action, Claim or proceeding brought against any such Person by any Indemnifying Securityholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith;

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(d)          Representative represents and warrants that it is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware, and it has the requisite limited liability company power and authority, and has taken all limited liability company action necessary or required, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Representative and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Representative, subject to the Laws of agency;

(e)          The Representative may resign upon thirty (30) day notice in the event of circumstances rendering it impracticable for the Representative to continue to effectively serve, including amendments increasing Representative’s responsibilities without its consent or failure to pay amounts due to Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. The rights and obligations of the Representative pursuant to this Agreement, and the grant of authority to such Representative set forth in this Section 12.13 may be assigned from time to time or a vacancy in such position may be filled upon written consent of the Indemnifying Securityholders receiving a majority-in-interest of the Merger Consideration received in the aggregate by the Indemnifying Securityholders; provided, however, that no such assignment shall be effective unless and until (i) evidence of the consent referred to in the immediately preceding sentence is provided to Parent and (ii) the assignee of such rights and obligations becomes a party to this Agreement by executing a joinder in a form reasonably acceptable to Parent. Upon any such assignment, the Person accepting and assuming the rights and obligations of the Representative shall become, for all purposes, the Representative hereunder;

(f)          If the Representative incurs or pays or causes to be paid, any Representative Expenses (on behalf of the Indemnifying Securityholders) in connection with any obligation or liability of the Representative or of an Indemnifying Securityholder in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the Purchase Price Adjustments or the indemnification of the Parent Indemnified Parties under Article XI), any such Representative Expenses incurred may be reimbursed, first, when and as incurred, from the Representative Holdback Amount, second, and, if not so reimbursed from the Representative Holdback Amount, then the Representative shall be reimbursed from any distribution of the Indemnification Escrow Funds otherwise distributable to the Indemnifying Securityholders at the time of distribution, and third, the Representative shall be indemnified, held harmless and reimbursed directly by each Indemnifying Securityholder severally (based on each Indemnifying Securityholder’s Indemnity Allocation Percentage), and not jointly, for such amount(s)). The Indemnifying Securityholders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.

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(g)          The Representative Holdback Amount shall be held by the Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative letter agreement, or (ii) as otherwise determined by the Advisory Group. The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback Amount, and has no tax reporting or income distribution obligations. The Indemnifying Securityholders will not receive any interest on the Representative Holdback Amount and assign to the Representative any such interest. Subject to Advisory Group approval, the Representative may contribute funds to the Representative Holdback Amount from any consideration otherwise distributable to the Indemnifying Securityholders. Following the resolution of all Claims and the termination of the Representative’s duties and obligations hereunder, under the Escrow agreement and under the Representative engagement agreement, and upon full reimbursement of all Representative Expenses incurred by the Representative in the performance of its duties hereunder, under the Escrow Agreement or under the Representative engagement agreement, the Representative shall distribute, or caused to be distributed, all remaining funds in the Representative Holdback Amount held by it on behalf of the Indemnifying Securityholders to Paying Agent for further distribution to the Indemnifying Securityholders;

(h)          The Representative shall be entitled to: (i) rely upon the Final Securityholder Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Securityholder or other party; and

(i)          Notwithstanding anything to the contrary set forth herein, the Representative Group and its Affiliates shall not be liable for any loss to any Indemnifying Securityholder for any action taken or not taken by the Representative Group or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Parent or the Merger Sub or the Surviving Corporation.

12.14        Sources of Recovery.

(a)          The Parent and the Merger Sub hereby agree and acknowledge that its right to any payment to be made pursuant to Article XI (together with the Parent’s rights under the Escrow Agreement) shall be the Parent Indemnified Parties’ sole and exclusive source of recovery for any amounts owing to the Parent pursuant to Article XI.

(b)          The Parent hereby agrees and acknowledges that right to any payment to be made pursuant to Section 3.03(g)(i) shall be the Parent’s sole and exclusive source of recovery for any amounts owing to the Parent pursuant to Section 3.03(g)(i).

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(c)          The Representative (on behalf of the Indemnifying Securityholders) hereby agrees and acknowledges that right to any payment to be made pursuant to Section 3.03(g)(ii) shall be the Representative’s (on behalf of the Indemnifying Securityholders) sole and exclusive source of recovery for any amounts owing to the Representative (on behalf of the Indemnifying Securityholders) pursuant to Section 3.03(g)(ii).

12.15         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction or Order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

12.16         Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

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12.17         Protected Communications and Associated Rights. Notwithstanding anything to the contrary in this Agreement, the exhibits and schedules hereto and the other related agreements, the parties hereto intend that all communications at or prior to the Closing between the Company and the Stockholders (collectively, the “Company Group”) or any of them, on the one hand, and any of their attorneys, on the other hand, specifically relating to the negotiation of the transactions contemplated by this Agreement (collectively, but subject to the last sentence of this Section 12.17, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Company Group with respect to the Protected Communication (the “Associated Rights”), shall, from and after the Closing, rest exclusively with the Stockholders and the Representative (in its capacity as such) and shall not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent, Merger Sub, or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “Parent Parties Group”). Accordingly, the parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and shall be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Stockholders, jointly and severally, and (ii) no member of the Parent Parties Group shall have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al v. SIG Growth Equity Fund, I, LLP, et al (Civil Action No. 7905-CS, Chancellor Strine, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Company that might otherwise be transferred or assigned to any member of the Parent Parties Group by operation of law or otherwise. Notwithstanding the foregoing, the parties expressly agree that the Protected Communications and Associated Rights shall not include any communications at or prior to the Closing between the Company Group or any of them, on the one hand, and any of their attorneys, on the other hand: (a) relating to: (i) the pre-Closing operation by the Company of its business other than the negotiation of the transactions contemplated by this Agreement; or (ii) fraud committed by or on behalf of the Company; or (b) with respect to which the attorney-client privilege could not validly be asserted by the Company prior to the Closing. From and after the Closing, (a) neither Parent nor the Surviving Corporation shall assert any Protected Communications against the Company Group in connection with any Claim for indemnification pursuant to Article XI brought by the Parent Indemnified Parties pursuant to this Agreement and (b) neither the Stockholders nor the Representative shall transfer, assign, convey or deliver to any other Person any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

The Company:

IRONPLANET HOLDINGS, INC.

By:	/s/ Gregory J. Owens
Name:	Gregory J. Owens
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

The Parent:

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ravi Saligram
Name:	Ravi Saligram
Title:	Chief Executive Officer

The Merger Sub:

TOPAZ MERGERSUB, INC.

By:	/s/ Sharon Driscoll
Name:	Sharon Driscoll
Title:	President

Signature Page to Agreement and Plan of Merger

The Representative:
(solely in its capacity as the Representative)

FORTIS ADVISORS LLC

By:	/s/ Richard A. Fink
Name:	Richard A. Fink
Title:	Managing Director

Signature Page to Agreement and Plan of Merger